Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP UNIT PURCHASE AGREEMENT

by and among

CVENT ATLANTA, LLC,

THE MEMBERS OF SIGNUP4, LLC,

THE FOUNDERS OF SIGNUP4, LLC,

THE REPRESENTATIVE OF THE MEMBERS

and

CVENT, INC.

Dated as of May 8, 2015

3.27	Product and Service Warranties	47
3.28	Brokers; Finders	48
3.29	Environmental Matters	48
3.30	Products Liability	49

ARTICLE IV INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS		50
4.1	Organization of Certain Sellers	50
4.2	Authorization of Transaction	50
4.3	No Violation	50
4.4	Membership Units	50
4.5	Intellectual Property	51
4.6	Representation by Counsel	51

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		51
5.1	Authorization; No Conflict	51
5.2	Consents	52
5.3	Brokers, Finders	52
5.4	Litigation	52

ARTICLE VI RESTRICTIVE COVENANTS		52
6.1	Non-Competition	52
6.2	Confidentiality	53
6.3	Enforceability; Restrictive Period	54

ARTICLE VII ADDITIONAL COVENANTS OF THE PARTIES		55
7.1	Public Announcements; Confidentiality	55
7.2	Further Assurances	55
7.3	Taxes	56
7.4	Representative; Actions	57
7.5	Certain Waivers	58
7.6	Retention Payments	59
7.7	Employee Service Credit	59
7.8	Phantom Unit Payments	59
7.9	Insurance	59

ARTICLE VIII INDEMNIFICATION		60
8.1	Survival of Representations and Warranties and Covenants	60
8.2	Indemnification by the Sellers	60
8.3	Indemnification by Buyer	62
8.4	Notice of Claim	62
8.5	Right to Contest Claims of Third Persons	63
8.6	Limitations on Indemnity	64
8.7	Right to Set-Off	67

ARTICLE IX MISCELLANEOUS PROVISIONS		67
9.1	Notice	67
9.2	Entire Agreement	69

9.3	Assignment; Binding Agreement	69
9.4	Counterparts	69
9.5	Headings; Interpretation	69
9.6	Expenses	70
9.7	Remedies Cumulative	70
9.8	Governing Law	70
9.9	Submission to Jurisdiction; Waivers	70
9.10	No Waiver	70
9.11	Severability	71
9.12	Amendments	71
9.13	No Third Party Beneficiaries	71
9.14	Acknowledgement of Company Representation	71
9.15	Guaranty	72

Exhibits
Exhibit 2.4(b)	-	Forms of Offer Letters and Confidential Information, Invention Assignment, Proprietary Information and Non-Competition Agreements
Exhibit 2.4(j)	-	Form of Transaction Expenses Certificate
Exhibit 2.7	-	Form of Escrow Agreement
Exhibit 3.12(i)	-	Baseline Form of Contract Indemnity Language
Exhibit 7.4	-	Representative Agreement

Schedules
Schedule 1	-	Indebtedness
Schedule 1(a)	-	Restricted Countries
Schedule 2.5(a)	-	Closing Consideration Schedule; Wire Transfer Instructions
Schedule 2.6(a)	-	Estimated Closing Statement
Schedule 2.6(c)	-	Accounting Methodology
Schedule 2.8	-	Seller Transaction Expenses
Schedule 2.9	-	Phantom Unit Payment Consideration Schedule

Disclosure Schedules

Buyer Disclosure Schedules

MEMBERSHIP UNIT PURCHASE AGREEMENT

THIS MEMBERSHIP UNIT PURCHASE AGREEMENT (the “Agreement”) is entered into as of May 8, 2015, by and among Cvent Atlanta, LLC, a Delaware limited liability company (“Buyer”), Nicholas Romano, Doug Wetzel and Mark Hubrich (each a “Founder” and collectively, the “Founders”), each of the Persons listed on the signature pages attached hereto as a Seller, including each Founder (each a “Seller” and collectively, the “Sellers”), who are all of the members of SignUp4, LLC, a Georgia limited liability company (the “Company”), Nicholas Romano, Doug Wetzel and Mark Hubrich, as the representative of the Sellers (the “Representative”) and, solely with respect to Section 9.15, Cvent, Inc., a Delaware corporation (“Guarantor”). Each of the Buyer, the Founders, the Sellers and the Representative are referred to herein as a “Party” and together as the “Parties”.

RECITALS

A. Buyer desires to purchase from the Sellers, on the following terms and conditions, all of the issued and outstanding equity interests of the Company, which consists of 4,427,489 Membership Units (the “Units”);

B. The Sellers collectively own all of the Units; and

C. The Sellers desire to sell the Units to Buyer, on the following terms and conditions.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Accounting Methodology” has the meaning set forth in Section 2.6(c).

“Accounts Receivable” has the meaning set forth in Section 3.11.

“Action” has the meaning set forth in Section 3.15.

“Adjustment Amount” has the meaning set forth in Section 2.6(e).

“Affiliate” means, with respect to a Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Phantom Unit Payment Amount” means $930,018.64.

“Allocation” has the meaning set forth in Section 2.12.

“Annual Financial Statements” has the meaning set forth in Section 3.5(a).

“Applicable Percentages” has the meaning set forth in Section 2.6(f).

“Assets” has the meaning set forth in Section 3.9(a).

“Auditor” has the meaning set forth in Section 2.6(d).

“Balance Sheet” has the meaning set forth in Section 2.6(c).

“Base Purchase Price” means $22,400,000.00.

“Baseline Net Working Capital” means negative $900,000.00.

“Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of Delaware, United States of America.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.2.

“Buyer” has the meaning set forth in the recitals.

“Cap” has the meaning set forth in Section 8.6.

“Cash Purchase Price” means an amount equal to the (i) Base Purchase Price, minus (ii) $0, representing the Estimated Indebtedness, minus (iii) $154,208.63, representing the amount by which Estimated Net Working Capital as of the Effective Time is less than the Baseline Net Working Capital and minus (iv) the Aggregate Phantom Unit Payment Amount. The Cash Purchase Price shall be subject to adjustment described in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Payment” means an amount equal to (i) the Cash Purchase Price minus (ii) the Indemnification Escrow Amount (the treatment of which is described in Sections 2.7 and 8.6), minus (iii) the Working Capital Holdback Amount (the treatment of which is described in Sections 2.6 and 2.10), minus (iv) the Seller Transaction Expenses (the treatment of which is described in Sections 2.5, 2.8 and 9.6).

“Closing” has the meaning set forth in Section 2.3.

“COBRA” has the meaning set forth in Section 3.23(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Agreement” has the meaning set forth in Section 3.14(c).

“Company Intellectual Property License” has the meaning set forth in Section 3.14(c).

“Company Intellectual Property” has the meaning set forth in Section 3.14(a)(ii).

“Company Letter” has the meaning set forth in Section 3.1(a).

“Confidential Information” has the meaning set forth in Section 6.2.

“Contracts” has the meaning set forth in Section 3.13.

“Data Room” means the online data room for Project Seminole located at https://sftc.cvent.com.

“Determination Date” has the meaning set forth in Section 2.6(d).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee PTO Expense” means, with respect to each employee of the Company as of the Closing Date, an amount equal to (i) the amount of paid time off (“PTO”) pay that such employee of the Company has earned based on the amount of PTO time such employee has earned during the period starting on January 1, 2015 through the Closing Date, according to the Company’s normal PTO policy, minus (ii) the amount of PTO pay attributable to the amount of PTO time actually taken by such employee during the period starting on January 1, 2015 through the Closing Date (for the avoidance of doubt, the amount described by this clause (ii) shall be taken into account as a negative number when determining the aggregate Employee PTO Expense, if such amount exceeds the amount described by clause (i) of this definition of Employee PTO Expense); provided, that, with respect to each employee whose employment with the Company is voluntarily or involuntarily severed prior to the date that the Final Net Working Capital is finally determined in accordance with Section 2.6, Employee PTO Expense for such employee shall equal $0; provided, further, that nothing in this definition of Employee PTO Expense shall be construed as entitling any employee of the Company to rights as a third party beneficiary under this Agreement or to make any claim against the Company for PTO time, other than in accordance with the Company’s historical policies.

“Environmental Law” has the meaning set forth in Section 3.29(b)(i).

“Environmental Permits” has the meaning set forth in Section 3.29(b)(ii).

“Environmental Property” has the meaning set forth in Section 3.29(a).

“ERISA Plan” has the meaning set forth in Section 3.23(a).

“ERISA” has the meaning set forth in Section 3.23(a).

“Escrow Account” has the meaning set forth in Section 2.7.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement by and among Buyer, the Representative and the Escrow Agent dated as of the date hereof, in the form attached hereto as Exhibit 2.7.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a).

“Estimated Indebtedness” means all Indebtedness of the Company outstanding as of immediately prior to the Closing.

“Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 2.8(a).

“Final Net Working Capital” has the meaning set forth in Section 2.6(d).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fundamental Representations” are those in Sections 3.1 (Organization, Qualification and Power), 3.2 (Subsidiaries), 3.3 (Capitalization and Related Matters), 3.4 (Enforceability and Noncontravention), only clause (a) of Section 3.9 (Assets and Real Property) and 3.27 (Brokers; Finders).

“Government” has the meaning set forth in Section 2.4(d).

“Hazardous Materials” has the meaning set forth in Section 3.29(b)(i).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder.

“Income Tax Returns” has the meaning set forth in Section 3.8(aa).

“Income Tax” has the meaning set forth in Section 3.8(z).

“Indebtedness” means, without duplication, (i) all indebtedness for borrowed money, including all amounts, if any, payable under or pursuant to each of the instruments listed on Schedule 1; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable to any Person); (iv) guaranties securing indebtedness for borrowed money; (v) all amounts drawn under outstanding letters of credit; (vi) all deferred compensation obligations, including (A) any underfunded pension or post-retirement liabilities, (B) all payment obligations under any retiree medical or deferred compensation plans, and (C) any retention bonuses payable following the Closing under retention agreements currently in place with Company employees, whether or not such amounts are ultimately paid under such agreements; (vii) the aggregate Employee PTO Expenses; (viii) any employee or shareholder payroll and bonuses related to performance prior to Closing or earned at Closing, except to the extent the same are paid in full by the Company from its own funds at or prior to Closing or are accrued for and included as current liabilities in Net Working Capital; (ix) any amounts owed to or claims of any Seller or former debt or equity holder of the Company or any Affiliate of the Company, along with any related costs and expenses; (x) liabilities of the Company or the Sellers related to endeavors not related to the Company’s business; (xi) all costs and obligations incurred in connection with a change of control of the Company (including change of control or transaction bonuses payable by the Company at Closing or as a result of the transactions contemplated by this Agreement except to the extent such bonuses are paid in full by the Company from its own funds at or prior to Closing); (xi) all long term debt for recently acquired information technology equipment and associated software, excluding eight (8) months of lease payments to Lenovo Financial Services relating to the information technology equipment listed in the UCC Financing Statement File Number 007-2014-025416 in the State of Georgia; and (xii) all interest, any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (xi) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing; provided, however, that (i) such amounts shall not include any amounts payable solely as a result of any breach or default by the Company first arising subsequent to the Closing and (ii) as a credit against Indebtedness for purposes of this Agreement, the amount of $46,020.00 paid by the Company to SalesForce.com, Inc. shall apply. For the avoidance of doubt, the Parties have included Indebtedness as part of the calculation of Net Working Capital for the purposes of determining the Cash Purchase and the Price Purchase Price.

“Indemnification Escrow Amount” means $4,000,000.00.

“Indemnification Threshold” has the meaning set forth in Section 8.6(a).

“Indemnified Losses” has the meaning set forth in Section 8.2.

“Indemnified Party” has the meaning set forth in Section 8.2.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Intellectual Property” has the meaning set forth in Section 3.14(a)(i).

“Interim Financials” has the meaning set forth in Section 3.5(a).

“Knowledge of the Sellers”, “Sellers’ Knowledge” or any other similar knowledge qualification, means a fact or matter actually known or which could or should be expected to be known after due inquiry by any of the Founders or, solely with respect to intellectual property matters and those matters related to the representations and warranties contained in Section 3.10, the actual knowledge of Brandon Schust and such knowledge that would be obtained by Brandon Schust upon reasonable inquiry of those Company employees directly reporting to him.

“Law” means any statute, rule, license, permit, franchise, law, treaty, convention, ordinance, decree, order, judgment, injunction, rule, directive, technical standard or regulation of any Government.

“Leased Real Property” has the meaning set forth in Section 3.9(c).

“Lien” means any lien, claim, encumbrance, security interest, charge, pledge, or other restriction or adverse claim of whatever nature; provided however, that for purposes of this Agreement, the security interest recorded at UCC Financing Statement File Number 007-2014-025416 in the State of Georgia in favor of the secured party Lenovo Financial Services shall be a permitted Lien upon the Company, which shall continue subsequent to Closing.

“LLC Agreement” means that certain Operating Agreement of the Company, effective as of February 23, 2004.

“Loss” has the meaning set forth in Section 8.2.

“Membership Units” means the membership units of the Company.

“Net Working Capital” means, as of any date, the excess of the current assets (excluding deferred Tax assets) of the Company over the total current liabilities (excluding deferred Tax liabilities) of the Company, in each case as reflected on the balance sheet of the Company as of such date.

“Non-Founder Sellers” has the meaning set forth in Section 8.2(a).

“Order” has the meaning set forth in Section 3.15.

“Ordinary Course of Business” means, with respect to the Company and the Subsidiaries, only the ordinary course of commercial operations customarily engaged in by the Company and the Subsidiaries consistent with past practices, and specifically does not include (a) activity (i) involving the purchase or sale of the Company or the Subsidiaries or any product line or business unit thereof other than the sale of the Company and the Subsidiaries pursuant to the terms of this Agreement, (ii) involving assumption, adoption, or modification of any Plan other than the treatment of the Phantom Units as expressly required by this Agreement or (iii) that requires approval by the board of managers or other governing body, managers, limited or general partners or stockholders of the Company, other than to approve the transactions contemplated by this Agreement, or (b) the incurrence of any liability for any tort or any breach or violation of or default under any Contract or Law. However, in keeping with the intent of this Agreement that Baseline Working Capital is targeted to be negative $900,000.00, it shall be part of the ordinary course of business for the Company to pay its outside professional advisors on an ongoing basis during the pendency of the negotiations and activities leading up to the Closing, including with regard to Seller Transaction Expenses, so long as the Company has no liability for the payment of any Seller Transaction Expenses subsequent to the Closing, regardless of when accrued, unless it is factored into the Final Net Working Capital calculation.

“Owned Software” has the meaning set forth in Section 3.14(a)(v).

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Government authority and any other entity.

“Phantom Unit Incentive Plan” means the Company Incentive Plan dated as of September 1, 2010, as amended from time to time.

“Phantom Unit Payment Amount” means the amount payable to each Phantom Unitholder pursuant to Section 2.9.

“Phantom Unit Payment Consideration Schedule” has the meaning set forth in Section 2.9.

“Phantom Unitholder” means a holder of Phantom Units.

“Phantom Units” means the Phantom Units issued under the Phantom Unit Incentive Plan and awarded, from time to time, pursuant to Award Agreements by and between the Company, on the one hand, and each of the Phantom Unitholders, on the other hand.

“Plan” has the meaning set forth in Section 3.23(a).

“Pre-Closing Period” has the meaning set forth in Section 7.3(b).

“Property” has the meaning set forth in Section 3.9(a).

“Proposed Final Net Working Capital” has the meaning set forth in Section 2.6(b).

“Public Software” has the meaning set forth in Section 3.14(a)(vi).

“Purchase Price” means the (i) Base Purchase Price, minus (ii) Indebtedness of the Company outstanding immediately prior to the Closing, and plus (iii) an amount equal to the Final Net Working Capital minus the Baseline Net Working Capital (the difference of which may be positive or negative).

“Real Property Leases” has the meaning set forth in Section 3.9(d).

“Remaining Payments” has the meaning set forth in Section 8.7.

“Representative” has the meaning set forth in the recitals.

“Restricted Countries” means the countries listed on Schedule 1(a), any country in which the Company conducts business as of the Closing Date and any country in which Buyer conducts business as of the date that the employment of such Founder with Buyer terminates.

“Restrictive Period” has the meaning set forth in Section 6.3(c).

“Scheduled Company Intellectual Property” has the meaning set forth in Section 3.14(b).

“Seller Indemnified Person” has the meaning set forth in Section 8.3.

“Seller Transaction Expenses” means all expenses (including, but not limited to, all interest, late fees and penalties related thereto) incurred by the Company, the Sellers and the Representative on behalf of themselves or the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby as well as an amount to cover estimated expenses applicable to periods after the Closing (as agreed to among the Representative and the relevant professional advisor), including, but not limited to, all accounting, legal, investment banking fees and commercial banking fees and expenses related thereto.

“Software” has the meaning set forth in Section 3.14(a)(iii).

“Stop-Loss Policy” has the meaning set forth in Section 7.9.

“Self-Funded Health Plan” has the meaning set forth in Section 7.9.

“Straddle Period” has the meaning set forth in Section 7.3(c)(ii).

“Subsidiaries” means, collectively, SignUp4 Mobile, LLC, a Georgia limited liability company, and SU4-Worktopia, LLC, a Georgia limited liability company.

“Tax Authority” has the meaning set forth in Section 3.8(bb).

“Tax Matters Cap” has the meaning set forth in Section 8.6(b).

“Tax Returns” has the meaning set forth in Section 3.8(aa).

“Tax” has the meaning set forth in Section 3.8(y).

“Taxes” has the meaning set forth in Section 3.8(y).

“Third Party Intellectual Property License” has the meaning set forth in Section 3.14(c).

“Third Person Claim” has the meaning set forth in Section 8.5(a).

“Third Person” has the meaning set forth in Section 8.5(a).

“Units” has the meaning set forth in the recitals to this Agreement.

“Working Capital Adjustment Fund” has the meaning set forth in Section 2.10.

“Working Capital Holdback Amount” means $1,062,038.64.

ARTICLE II

PURCHASE AND SALE

2.1 The Membership Units. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date and as of the Effective Time, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Seller, all right, title and interest in and to all of such Seller’s Membership Units, free and clear of any Liens.

2.2 Consideration. The aggregate price to be paid by Buyer for the Units shall equal the Purchase Price, determined pursuant to the terms and conditions set forth in this Agreement. A portion of the Purchase Price, (i) in an amount equal to the Indemnification Escrow Amount shall be held in escrow and paid to the Sellers subject to the terms and conditions set forth in Section 2.7 and the Escrow Agreement and (ii) in an amount equal to the Working Capital Holdback Amount shall be retained by Buyer and paid to the Sellers subject to the terms and conditions set forth in Sections 2.6 and 2.10.

2.3 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Bryan Cave LLP, St. Louis, Missouri, at 9:00 a.m., local time, on the date hereof (the “Closing Date”), effective as of 11:59 p.m. on the Closing Date (“Effective Time”). This Agreement and all other agreements, certificates, documents and instruments furnished in connection herewith or therewith at the Closing shall be deemed to be delivered simultaneously on the Closing Date and may be delivered by means of an exchange of executed documents by facsimile or as an attachment in “pdf” or similar format to an electronic mail message.

2.4 Deliveries of the Sellers at Closing. At the Closing, the Sellers or the Representative shall deliver or cause to be delivered to Buyer:

(a) duly executed documents, in a form and substance satisfactory to Buyer, transferring the Units to Buyer free and clear of all Liens;

(b) fully executed offer letters and confidential information, invention assignment, proprietary information and non-competition agreements in substantially the form attached hereto as Exhibit 2.4(b) between the Buyer and each of the Founders;

(c) the written resignations, effective as of the Closing Date, of each manager, director, officer and similar governing body of the Company who holds such office pursuant to the LLC Agreement;

(d) all consents and approvals relating to the Company required to be obtained from the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Government”) and from third parties under Contracts, other than those consents listed and described on Disclosure Schedule 3.4(b);

(e) the written release of all Liens (other than Liens for Taxes not yet due and payable and the Lien recorded at UCC Financing Statement File Number 007-2014-025416 in the State of Georgia in favor of the secured party Lenovo Financial Services ) relating to the assets of the Company or the Membership Units, in either case, executed by the holder of or parties to each such Lien in form and substance satisfactory to Buyer and its counsel;

(f) payoff statements from the appropriate Persons relating to all items of the Indebtedness that are contemplated to be paid off at or in connection with the Closing in form and substance satisfactory to Buyer;

(g) the Escrow Agreement, duly executed by the Representative and the Escrow Agent;

(h) a copy, certified by the Founders of the Company to be true, complete and correct as of the Closing Date, of the constituent documents of the Company and the Subsidiaries, and resolutions of the board of managers of the Company, authorizing and approving the transactions contemplated hereby;

(i) a certificate of good standing, or equivalent certificate, for the Company, dated within five Business Days of the Closing Date, issued by the appropriate Government;

(j) a certificate from the Representative and each Person listed on Schedule 2.8, certifying that upon receipt of the payment required to be paid to it by the Company in connection with the Closing, that such payment will constitute full satisfaction of all amounts owed to it by the Company in connection with the transactions contemplated hereby, and, as applicable, evidence, in the form attached hereto as Exhibit 2.4(j), that all agreements between the Company and such party have been effectively terminated without penalty or further obligation to the Company;

(k) an affidavit from each Seller, as provided in Section 1445(b)(2) of the Code, stating under penalties of perjury, that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(l) a properly completed and executed IRS Form W-9 from each Seller, Phantom Unitholder and Person listed on Schedule 2.8;

(m) written consents to assignment executed by the respective landlords under the Real Property Leases, if and to the extent that the transactions contemplated by this Agreement would require the landlord’s consent or otherwise constitute a default under such Real Property Lease;

(n) landlord estoppel certificates, in a form satisfactory to Buyer in its sole and absolute discretion, executed by the respective landlords under the Real Property Leases; and

(o) a flow of funds statement reflecting the distribution of the Closing Payment, including those payments to be made pursuant to Section 2.8 and 2.9 below (as to Section 2.9, limited to those Phantom Unitholders who are not employees of the Company).

2.5 Deliveries of Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered:

(a) to the Sellers, by wire transfer of immediately available funds the portion of the Closing Payment payable to the Sellers as set forth in Schedule 2.5(a) (the “Closing Consideration Schedule”) in the amounts set forth in the column “Closing Consideration” and in accordance with the wire transfer instructions set forth in the column “Wire Transfer Instructions”, in each case, set forth opposite each Seller’s name;

(b) to the Escrow Agent, by wire transfer of immediately available funds, to the account designated in writing by the Escrow Agent at least two Business Days prior to the Closing Date, the Indemnification Escrow Amount;

(c) to the Company, by wire transfer of immediately available funds, to the account designated in writing by the Company at least five (5) Business Days prior to the Closing Date, the Aggregate Phantom Unit Payment Amount;

(d) to the Representative and each Person listed on Schedule 2.8 the respective amounts payable to each for the payment of the Estimated Seller Transaction Expenses as set forth on Schedule 2.8;

(e) to the Representative, the Escrow Agreement, duly executed by Buyer; and

(f) to the Founders, offer letters executed by Buyer, in the form attached hereto as Exhibit 2.4(b), that provide for the retention payments described in Section 7.6.

2.6 Adjustment to Purchase Price.

(a) Delivery of Estimated Closing Statement. Schedule 2.6(a) (the “Estimated Closing Statement”) sets forth (i) the estimated balance sheet of the Company (the “Estimated Closing Balance Sheet”) and (ii) the calculation of the estimated Net Working Capital of the Company using the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”), in each case, as of the Effective Time, which for the purpose of determining the Cash Purchase Price payable at Closing, the Parties have estimated is negative

$1,054,208.63. No later than five (5) Business Days prior to the date on which the Closing is scheduled to occur, the Sellers shall deliver or caused to be delivered to Buyer the Estimated Closing Statement.

(b) Delivery of the Closing Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall deliver to the Representative, (i) a balance sheet of the Company and the Subsidiaries as of the Effective Time (the “Closing Balance Sheet”) and (ii) a calculation of Net Working Capital of the Company and the Subsidiaries prepared by Buyer determined using the Closing Balance Sheet (the “Proposed Final Net Working Capital”), in each case, as of the Effective Time.

(c) Accounting Methodology. The Estimated Closing Balance Sheet and the Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied in a manner consistent with the accounting principles applied in the preparation of the Company’s December 31, 2014 consolidated balance sheet (the “Balance Sheet”) and, where applicable, consistent with and using the methodology described on Schedule 2.6(c) (“Accounting Methodology”). To the extent there is any inconsistency between the methodology of GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Balance Sheet and the methodology described on Schedule 2.6(c), the methodology described on Schedule 2.6(c) shall supersede and be the basis on which the Estimated Closing Balance Sheet and Closing Balance Sheet are prepared.

(d) Audit Rights; Agreement upon the Closing Net Working Capital. Upon delivery of the Closing Balance Sheet, Buyer shall provide the Representative and its accountants access to the accountants and accounting records of the Company and the Subsidiaries and shall use its commercially reasonable efforts to provide the Representative with access to any and all working papers prepared by the Company or the Buyer related to the preparation of the Closing Balance Sheet and the calculation of the Proposed Final Net Working Capital. If the Representative disagrees with the calculation of the Proposed Final Net Working Capital as not being in accordance with GAAP consistent with the preparation of the Balance Sheet and/or, as applicable, Schedule 2.6(c), or as having computational errors, the Representative must notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet and calculation of the Proposed Final Net Working Capital. In the event that the Representative does not provide such a notice of disagreement within such thirty (30) day period, the Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Proposed Final Net Working Capital, which, in either or both cases, if not objected to within the relevant thirty (30) day period, shall then be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the preparation of the Closing Balance Sheet and/or the calculation of the Proposed Final Net Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then Buyer and the Representative shall mutually select an independent accounting firm of recognized national standing (the “Auditor”) to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, based solely on the terms of this Agreement, any remaining disputes with respect to the preparation of the Closing Balance Sheet and/or the calculation of Net Working Capital. Each of the Buyer and the Representative (or their respective designees) shall be permitted to submit a proposed Closing Balance Sheet and applicable supporting documentation and to make a presentation to the Auditor in connection with the resolution of any such disagreements, and, without the mutual agreement of Buyer and the Representative, the Auditor shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of the Agreement) in making its determination. It is the intent of the Parties that the process set forth in this Section 2.6(d) and the activities of the Auditor in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, rules with respect to procedures and discovery). The fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes shall be allocated between Buyer, on one hand, and the Sellers, on the other, by the Auditor in proportion to the extent either of such Parties did not prevail in the aggregate on items in dispute (as measured by the dollar value of the amounts in dispute) on their respective Closing Balance Sheets; provided that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.6, the other Party’s outside counsel, accounting or other fees. The determination of the Auditor shall be final, conclusive and binding on the Parties. The amount of the Proposed Final Net Working Capital as finally determined in accordance with the terms of this Section 2.6 shall be referred to as the “Final Net Working Capital” The date on which the Final Net Working Capital are finally determined in accordance with this Section 2.6(d) is referred to herein as, the “Determination Date”

(e) Adjustment Amount. The “Adjustment Amount,” which may be positive or negative, means (i) the Final Net Working Capital, minus (ii) the Estimated Net Working Capital.

(f) Positive Adjustment Payment. If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall deposit (by wire transfer of immediately available funds) in such bank account(s) as may be designated by the Representative, for distribution to the Sellers, in accordance with the percentages set forth on Schedule 2.5(a) opposite each such Seller’s name in the column titled “Applicable Percentage” (with respect to each Seller, such Seller’s “Applicable Percentage” and collectively, the “Applicable Percentages”), an amount equal to (i) the Working Capital Holdback Amount, plus (ii) the Adjustment Amount.

(g) Negative Adjustment Amount.

(i) If the Adjustment Amount is a negative number, the absolute value of which is less than the Working Capital Holdback Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall, from the Working Capital Adjustment Fund, deposit (by wire transfer of immediately available funds) into such bank account(s) as may be designated by the Representative, for distribution to the Sellers, in accordance with the Applicable Percentages, an amount equal to (i) the Working Capital Holdback Amount, minus (ii) the Adjustment Amount, and Buyer shall be entitled to retain all amounts remaining in the Working Capital Adjustment Fund in satisfaction of the Adjustment Amount payable to Buyer.

(ii) If the Adjustment Amount is a negative number, the absolute value of which is equal to the Working Capital Holdback Amount, then Buyer shall be entitled to retain all amounts in the Working Capital Adjustment Fund in satisfaction of the Adjustment Amount payable to Buyer.

(iii) If the Adjustment Amount is a negative number, the absolute value of which is greater than the Working Capital Holdback Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) Buyer and the Representative shall execute joint written instructions to the Escrow Agent (in accordance with the terms of the Escrow Agreement) to disburse the Adjustment Amount (less the Working Capital Holdback Amount) to such account designated by Buyer, all as may be provided in and pursuant to the terms of the Escrow Agreement, and Buyer shall be entitled to retain all amounts remaining in the Working Capital Adjustment Fund in satisfaction of the Adjustment Amount payable to Buyer.

(h) Purchase Price Adjustments. Except for any interest amount(s) paid thereon, any amounts distributed to the Sellers or Buyer pursuant to the provisions of this Section 2.6 shall be deemed to be and treated for all purposes as adjustments to the Purchase Price.

2.7 Escrow.

(a) On the Closing Date, Buyer shall pay or cause to be paid, by wire transfer of immediately available funds, the Indemnification Escrow Amount to the Escrow Agent, to be held in an escrow account (the “Escrow Account”) by the Escrow Agent and used to satisfy, at least in part, (i) any claims by any Buyer Indemnified Persons for satisfaction of any indemnification claim of any Buyer Indemnified Persons pursuant to Article VIII, (ii) any Adjustment Amount payable to Buyer which exceeds the amount in the Working Capital Adjustment Fund, and (iii) any and all other claims made by Buyer or any Buyer Indemnified Person pursuant to this Agreement or in connection with the transactions contemplated hereby that are permitted by the terms of this Agreement (i.e., in the case of fraud, willful breach, intentional misrepresentation or active concealment) or become payable pursuant to the terms of this Agreement or the Escrow Agreement. The Escrow Agent shall hold and invest the Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement. Any escrow or closing fees of the Escrow Agent shall be paid 50% by Buyer and 50% by the Company. Upon any claim for indemnification under Article VIII or for other claims made by Buyer related hereto (including claims pursuant to Section 2.6), the Representative shall serve as the designated representative of the Sellers for purposes of receiving notices, contesting claims, and authorizing payments for such claims. If the Sellers become obligated (whether through mutual agreement between Buyer and the Representative, as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms hereof or the terms of the Escrow Agreement) to provide indemnification or another payment pursuant to or in accordance with the terms of this Agreement, Buyer and the Representative shall, if necessary for release of funds from the Escrow Account, execute joint written instructions to the Escrow Agent to disburse the appropriate amounts from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement. Subject to the limitations set forth in this Agreement, nothing in this Section 2.7 shall be construed as limiting claims by a Buyer Indemnified Person for satisfaction of any indemnification or other claims under Article VIII or otherwise, to the amount then held in escrow.

(b) The Parties agree for all Tax purposes that: (i) the right of the Sellers to the Indemnification Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provisions of state, local or non-U.S. Law, as appropriate; (ii) interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; (iii) Buyer shall be treated as the owner of the Indemnification Escrow Amount and all interest and earnings earned from the investment and reinvestment of the Indemnification Escrow Amount, or portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8; and (iv) in no event shall the total amount of the Indemnification Escrow Amount paid to the Sellers under this Agreement exceed an amount designated by the parties prior to Closing.

(c) Promptly following the date that is the 18-month anniversary of the Closing Date, Buyer and the Representative shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) to such account(s) designated by the Representative, the amount, if any, remaining in the Escrow Account that is not then claimed by Buyer to be owed to a Buyer Indemnified Person, together with any interest earned on any such amount, for distribution to the Sellers, all as may be provided in and pursuant to the terms of the Escrow Agreement.

2.8 Payment Mechanics of Seller Transaction Expenses.

(a) Estimated Seller Transaction Expenses. At least five (5) days prior to the Closing Date, the Representative shall provide to Buyer an estimate (which estimate shall include such reserves as the Representative determines in good faith to be appropriate for any expenses that are not then known or determinable) of the Seller Transaction Expenses (as hereinafter defined) (segregated by payee, to the extent reasonably known or anticipated), that may be incurred at or after the Closing (“Estimated Seller Transaction Expenses”) which shall be attached to this Agreement as Schedule 2.8.

(b) Payment of Estimated Seller Transaction Expenses. On the Closing Date, Buyer shall pay by wire transfer of immediately available funds (or cause to be paid by the Company in such fashion) to the Persons and in the respective amounts set forth in Schedule 2.8 under the column “Amount of Seller Transaction Expenses” and in accordance with the wire transfer instructions indicated under the column “Wire Transfer Instructions” in each case set forth opposite each Person’s name.

(c) Responsibility. In no event shall Buyer, in any instance (whether before or after Closing) or, subsequent to the Closing, the Company or any Subsidiary, be responsible for payment of Seller Transaction Expenses and the Parties acknowledge that the payment of the Estimated Seller Transaction Expenses out of the Purchase Price by Buyer as indicated in this Section 2.8 is for convenience only and in no way reflects any liability of Buyer, in any instance (whether before or after Closing), or, subsequent to the Closing, the Company or any Subsidiary for the Seller Transaction Expenses.

2.9 Phantom Units. On the Closing Date, Founders shall cause the Company to deliver, to each Phantom Unitholder who is an employee of the Company at the Closing, through entries in the Company’s payroll system to be paid on the next regularly scheduled payroll, the amounts as set forth in Schedule 2.9 (the “Phantom Unit Payment Consideration Schedule”) in the column “Phantom Unit Payment Amount” opposite each such Person’s name, less any applicable amounts necessary to satisfy the income and employment Tax and withholding obligations of the Company (any such Taxes will be taken into account as current liabilities in the calculation of Net Working Capital and the Sellers shall be liable for any such Taxes to the extent not included in the Net Working Capital calculations). As to those Phantom Unitholders who are not employees of the Company (which shall be separately listed on Schedule 2.9), those amounts shall be paid to such Phantom Unitholders by wire transfer after the receipt of documentation reasonably necessary to enable the Company to make such payments and to comply with any Tax withholding or other applicable Law. Upon the payment of such amounts to non-employee Phantom Unitholders neither the Company nor Buyer will have any further responsibility thereto, other than to issue a Form 1099 to such persons as required by Law. Upon the delivery of the payments described in this Section 2.9, holders of Phantom Units shall cease to be, and shall have no rights as, holders of Phantom Units. All cash paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Phantom Units.

2.10 Working Capital Holdback. As of the Closing, Buyer shall retain cash in an amount equal to the Working Capital Holdback Amount (such cash being hereinafter referred to as the “Working Capital Adjustment Fund”). Any and all interest earned on the Net Working Capital Fund pending payment to the Sellers, shall be retained by Buyer. Upon the occurrence of the events described in either Section 2.6(g)(i), Section 2.6(g)(ii), or Section 2.6(g)(iii), the amount, if any, remaining in the Working Capital Adjustment Fund following the calculations in such Sections shall be retained by Buyer and the Sellers shall have no right to the Working Capital Holdback Amount or the Working Capital Adjustment Fund.

2.11 Withholding. Notwithstanding any provision hereof to the contrary, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable hereunder such amounts as it is required to deduct and withhold pursuant to any provision of Law, including those related to or regarding Taxes. To the extent that amounts are so withheld by Buyer under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by the Buyer, and Buyer shall timely remit, or cause to be timely remitted, such withheld amounts to the appropriate Government authority.

2.12 Purchase Price Allocation.

(a) Within ninety (90) days following the Determination Date, Buyer shall prepare and deliver to the Representative, for its review, a schedule allocating the Purchase Price and assumed liabilities of the Company and the Subsidiaries (to the extent included in “amount realized” for U.S. federal income Tax purposes) among the purchased assets of the Company and the Subsidiaries and the covenant not to compete set forth in Article VI in accordance with Section 1060 of the Code and the treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). The Representative shall have the right, for thirty (30) days after such delivery, to review and provide reasonable comments to such draft Allocation. If the Representative does not object to such draft Allocation within such thirty (30) day period, such Allocation shall be final and binding on the Parties. If the Representative does object to such draft Allocation within such period, Buyer and the Representative shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to such draft Allocation. If prior to the end of such thirty (30) day period, Buyer and the Representative are unable to so agree on the Allocation, then such Allocation shall not be binding on the Parties.

(b) The Parties and each of their respective Affiliates shall report the transactions consummated pursuant to this Agreement in a manner consistent with such final Allocation, if any, on all Tax Returns (including IRS Form 8594). If the Parties agree on a final Allocation, each Party agrees that it shall (i) be bound by this final Allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with this final Allocation, and (iii) not take a position for Tax purposes that is inconsistent with such Allocation on any applicable Tax Return or in any proceeding before any Tax Authority except with the prior written consent of the other Parties. In the event that the allocation is disputed by any Tax Authority, the Party receiving notice of such dispute will promptly notify the other Parties and the Parties will consult in good faith how to resolve such dispute in a manner consistent with the allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby make the following representations and warranties to Buyer as of the date hereof and as of the Closing, each of which shall survive the Closing for indemnification purposes as provided in Article VIII hereof.

3.1 Organization, Qualification and Power.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has delivered to Buyer true, complete and correct copies of the articles of organization, limited liability company agreement, bylaws or other organizational or constituent documents, as currently in effect for the Company under cover of a letter from the Company dated as of the day prior to the Closing Date (the “Company Letter”) or provided by Company at closing in a certificate.

(b) The Company has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged and holds all authorizations, licenses and permits necessary and required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. The Company is duly licensed and qualified to do business as a foreign limited liability company, and is in good standing in the state(s), countries or other jurisdictions listed on Disclosure Schedule 3.1. The Company is not required to be registered, licensed or qualified to do business in any other jurisdiction.

(c) Other than the form of Advisory Board Agreement included in the Company Letter or made available to Buyer or its legal counsel, the Company has never maintained documentation relating to the Company’s Advisory Board and the Company’s Advisory Board has no authority with respect to the actions of the Company or to obligate the Company to take or refrain from taking any actions. No member of the Advisory Board is party to any Advisory Board Agreement not in substantially the form included in the Company Letter or made available to Buyer or its legal counsel, other than previous documents which have been superseded by the current form and are of no force or effect.

3.2 Subsidiaries.

(a) Except for the Subsidiaries, the Company has no subsidiaries and does not directly or indirectly own or have the right or the obligation to acquire any capital stock or other equity interest in any other corporation, limited liability company, joint venture or other entity. Each of the Subsidiaries (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the of the jurisdiction of organization, (ii) has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged and (iii) holds all authorizations, licenses and permits necessary and required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. The Company has delivered to Buyer true, complete and correct copies of the articles of organization, limited liability company agreement, bylaws or other organizational or constituent documents, as currently in effect for the Subsidiaries with the Company Letter or made available to Buyer or its legal counsel.

(b) Each Subsidiary is duly licensed and qualified to do business as a foreign limited liability company, and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary and the Company is not required to be registered, licensed or qualified to do business in any other jurisdiction.

3.3 Capitalization and Related Matters.

(a) The authorized equity of the Company consists solely of 10,000,000, Membership Units, of which 4,427,489 are issued and outstanding. Disclosure Schedule 3.3(a) lists each Member of the Company and the number of Membership Units and the percentage, of the total number of all outstanding Membership Units as of immediately prior to the Effective Time, owned by such Member as of the date hereof. The Units are owned by the Sellers as set forth on Disclosure Schedule 3.3(a), of record and beneficially, and constitute the only issued and outstanding equity interests of the Company. Upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, the Units shall be transferred to Buyer free and clear of all Liens at Closing. All of the Units were duly authorized and validly issued and are fully paid and non-assessable without restriction on the right of transfer thereof. Except for Buyer’s rights pursuant to this Agreement, (i) there are no authorized or outstanding (A) securities of the Company other than the Units or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company or any securities or right convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interest of the Company, and (ii) neither the Company nor any of the Sellers is subject to any obligation to issue, sell, deliver, redeem, or otherwise transfer, acquire or retire Membership Units or any other securities of the Company. There are no member agreements, buy-sell agreements, voting trust or other agreement or understanding to which the Company is a party or to which it is bound relating to any Membership Units or any equity interest of the Company.

(b) All Membership Units and Phantom Units have been issued or repurchased in accordance with applicable federal and state laws, including securities laws. The transactions contemplated by this Agreement are not subject to any preemptive rights.

(c) Except as set forth in Disclosure Schedule 3.3(c), the Company has no Indebtedness.

(d) Payment of the amounts set forth in the Phantom Unit Payment Consideration Schedule shall satisfy all rights of the Phantom Unitholders under the Phantom Unit Incentive Plan, the applicable Incentive Plan Award Agreement granting Phantom Units to such Phantom Unitholder, the Articles of Organization and LLC Agreement of the

Company, all applicable Laws and any agreements or instruments evidencing the Phantom Units. The amounts payable to Phantom Unitholders pursuant to and as set forth in the Phantom Unit Payment Consideration Schedule have been calculated in accordance with the Phantom Unit Incentive Plan, the applicable Incentive Plan Award Agreement granting Phantom Units to each such Phantom Unitholder, the Articles of Organization and LLC Agreement of the Company, all applicable Laws and any other agreements or instruments evidencing the Phantom Units. At the Closing, all Phantom Units shall cease to exist, and the Phantom Unitholders shall have no rights as holders of Phantom Units, other than to receive their respective Phantom Unit Payment Amount payable pursuant to the applicable Incentive Plan Award Agreement granting Phantom Units to such Phantom Unitholder entered into by and between the Company and each such Phantom Unitholder. All cash paid in accordance with the terms of the Incentive Plan Award Agreement granting Phantom Units to such Phantom Unitholder shall be deemed to have been paid in full satisfaction of all rights pertaining to Phantom Units. For the avoidance of doubt, no Phantom Units or options to acquire Membership Units or any other equity interest of the Company shall be outstanding after the Closing. All Phantom Units were duly authorized and validly issued in accordance with the terms of the Phantom Unit Incentive Plan.

(e) Disclosure Schedule 3.3(e) sets forth the total authorized equity interests and the number of issued and outstanding equity interests, in each case, with respect to each of the Subsidiaries. The outstanding equity interests of the Subsidiaries set forth on Disclosure Schedule 3.2(a) are owned by the Persons set forth on Disclosure Schedule 3.3(e), of record and beneficially, and constitute the only issued and outstanding equity interests of each such Subsidiary.

3.4 Enforceability; Noncontravention.

(a) Each of the Representative, the Founders and the Sellers has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Representative, the Founders and the Sellers, enforceable against each in accordance with its terms, except to the extent that enforceability hereof or thereof may be limited by bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally.

(b) Except as set forth on Disclosure Schedule 3.4(b), none of the Representative, the Founders, the Sellers or the Company or any of the Subsidiaries is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, license, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the rights or obligations thereunder accelerated, increased, modified, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Representative, the Founders or the Sellers of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Disclosure Schedule 3.4(b), no permit, consent, release, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance of this Agreement by the Representative, the Founders or the Sellers, or the consummation by the Representative, the Founders or the Sellers of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or any of the Subsidiaries, any equity interests of the Company or the properties, assets, rights or privileges of the Company or any of the Subsidiaries, whether tangible or intangible, and whether owned or possessed or granted by the Company or any of the Subsidiaries. None of the execution and delivery of this Agreement, the performance by the Parties of their obligations hereunder, nor the consummation by the Parties of the transactions contemplated hereby will violate, conflict with or result in any breach of any provision of the articles of organization, the LLC Agreement or other charter or organizational documents of the Company or any of the Subsidiaries.

3.5 Financial Statements.

(a) Set forth on Disclosure Schedule 3.5 are (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2014 and 2013 and the related statements of income, retained earnings and cash flows for the periods then ended (the “Annual Financial Statements”) and (ii) the unaudited interim consolidated balance sheets of the Company and the Subsidiaries as of March 31, 2015 and the Balance Sheet, and the related unaudited consolidated statements of income, retained earnings and cash flows for the fiscal year-to-date periods then ended, together with notes and schedules, if any, thereto (the financial statements described in clause (ii) being the “Interim Financials,” and together with the Annual Financial Statements, the “Financial Statements”). Disclosure Schedule 3.5 lists, and the Company has delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Securities Act) effected by the Company.

(b) The Financial Statements were derived from the books and records of the Company and the Subsidiaries and (i) are true, complete and correct in all material respects, (ii) present fairly the financial position, results of operations, and cash flows of the Company and the Subsidiaries at the dates and for the periods indicated, and (iii) except as set forth on Disclosure Schedule 3.5(b), have been prepared in accordance with GAAP, consistently applied.

3.6 Books and Records.

(a) True, correct and complete copies of the books of account and membership unit list or corporate record books of the Company and the Subsidiaries have been delivered to Buyer with the Company Letter or made available to Buyer or its legal counsel, and such books and records have been maintained in accordance with good business practices. At the Closing, all of those books and records will be in the possession of the Company.

(b) None of the directors, officers, shareholders, members, agents or employees of the Company or any of its Affiliates acting with, on behalf of, or for the benefit of, the Company, has established, maintained or created any fund, asset or liability that has not been recorded in the books and records of the Company.

3.7 No Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, other than:

(a) to the extent and for the amount reflected as a liability on the Balance Sheet;

(b) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet (none of which will or may reasonably be expected to have a material adverse effect upon the Company and/or any of the Subsidiaries) that are not required to be set forth in a Schedule hereto;

(c) obligations for performance (but not for breach) under Contracts; and

(d) the other obligations and liabilities specifically disclosed on Disclosure Schedule 3.7.

3.8 Taxes.

Except as set forth on Disclosure Schedule 3.8:

(a) Each of the Company and the Subsidiaries has filed, or caused to be filed, on a timely basis all Tax Returns required to be filed, and such Tax Returns are true, correct and complete. Without limiting the foregoing, none of the Tax Returns contain any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not entered into any “listed transactions” as defined in treasury regulation section 1.6011-4(b)(2) or comparable provision of state law. The Company has properly disclosed all reportable transactions as required by treasury regulation section 1.6011-4 or comparable provision of state Law, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

(b) All Taxes due and owing by the Company (whether or not reflected on any Tax Return) or the Subsidiaries have been timely and fully paid.

(c) There are no Liens for Taxes upon any assets of the Company or any of the Subsidiaries and no such Liens are anticipated.

(d) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Subsidiaries.

(e) Neither the Company nor the Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(f) Each of the Company and the Subsidiaries has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code, or other provisions of Law, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g) Each Person who is or has been characterized by the Company or a Subsidiary as an independent contractor for Tax purposes has been appropriately classified as an independent contractor pursuant to Rev. Rul. 87-41 and any applicable state, local or foreign Law, and, as applicable, will qualify for such classification immediately prior to the Closing.

(h) Disclosure Schedule 3.8(h) lists all Tax Returns required to be filed by the Company and the Subsidiaries for periods up to and including the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. Neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(i) True, correct and complete copies of all Tax Returns with respect to Income Taxes filed by the Company and the Subsidiaries for each year since its formation have been delivered to Buyer. True, correct and complete copies of all Tax examination reports and statements of deficiencies assessed against, or agreed to, with respect to the Company or a Subsidiary with respect to such period with the Internal Revenue Service or any other Tax Authority have been delivered to Buyer.

(j) Each of the Company and the Subsidiaries has either (i) filed or caused to be filed with the appropriate Tax Authority all unclaimed property reports required to be filed and remitted to the appropriate Tax Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(k) The aggregate unpaid Taxes of the Company and the Subsidiaries (i) do not and will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Financial Statements as of the date of the respective Financial Statements, and (ii) will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Closing Balance Sheet.

(l) Disclosure Schedule 3.8(l) lists all Tax holidays, abatements, incentives and similar grants made or awarded to the Company or the Subsidiaries by any Government. All Contracts, memoranda and other documentation related to such items have been provided to Buyer.

(m) None of the Company or the Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(n) None of the Company or the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount or advance payment received on or prior to the Closing Date; or (iv) as a result of a change in accounting method.

(o) None of the Company or the Subsidiaries has liability for the Taxes of any Person as a transferee or successor, by Contract or otherwise.

(p) None of the Company or the Subsidiaries is a party to or a partner in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal Income Tax purposes.

(q) None of the Company or the Subsidiaries has outstanding or pending private letter ruling requests with the Internal Revenue Service.

(r) No claim has ever been made by a Tax Authority in a jurisdiction where the Company or the Subsidiaries does not file Tax Returns that the Company or a Subsidiary is or may be subject to taxation by that jurisdiction.

(s) None of the Company or the Subsidiaries has received from any Tax Authority (including jurisdictions where the such entity has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company or the Subsidiaries.

(t) No power of attorney with respect to any Taxes has been executed or filed with any Tax Authority by or on behalf of the Company or the Subsidiaries.

(u) Since its formation, the Company has been properly classified as a partnership within the meaning of Section 7701 of the Code (and any corresponding or similar provision of state, local or foreign Law).

(v) Since its formation, SignUp4 Mobile, LLC has been properly classified as an entity disregarded from the Company within the meaning of treasury regulation section 301.7701-3 (and any corresponding or similar provision of state, local or foreign Law).

(w) Since its formation, SU4-Worktopia, LLC has been properly classified as an entity disregarded from the Company within the meaning of treasury regulation section 301.7701-3 (and any corresponding or similar provision of state, local or foreign Law).

(x) None of the Company or the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, in a payment that would not be fully deductible as a result of Section 280G of the Code or any similar provision of non-U.S., state, or local law, determined without the regard to the reasonableness of any such compensation under Section 280G(b)(4).

(y) As used in this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments, including all federal, possession, province, state, city, county, local, municipal and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) corporate, income, profits, license, withholding, payroll, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, customs, duties, ad valorem, recapture, value added, excise, unclaimed property, and any other governmental charges of the same or similar nature to any of the foregoing; including any interest, penalty, or addition to any of the foregoing, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, whether pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

(z) As used in this Agreement, “Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts), and specifically including the reformed Texas Franchise Tax, the Ohio Commercial Activity Tax, the Washington Business and Occupation Tax, the Michigan Business Tax, and any similar Tax.

(aa) As used in this Agreement, “Income Tax Returns” means any Tax Return required to be filed with respect to Income Taxes.

(bb) As used in this Agreement, “Tax Authority” means any Government authority responsible for the administration or imposition of any Tax.

(cc) As used in this Agreement, “Tax Returns” means all returns, declarations, reports, estimates, claims for refund, information returns and statements, elections, statements of foreign bank and financial accounts, and other returns relating to or filed in connection with any Taxes, including any schedule or attachment thereto, and including any related or supporting information with respect to any of the foregoing, any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

3.9 Assets and Real Property.

(a) Except as set forth on Disclosure Schedule 3.9(a), the Company or one of the Subsidiaries is the sole owner of all right, title, and interest in and to all assets reflected as being owned by them on the Balance Sheet and all other assets and property, real and personal, tangible and intangible owned by them or used by them, other than (i) any property or assets leased to the Company or any Subsidiary or (ii) Intellectual Property licensed to the Company or any Subsidiary under the Third Party Intellectual Property Licenses, (collectively, the “Assets,” and together with (i) all property or assets leased to the Company or any Subsidiary and (ii) Intellectual Property rights licensed to the Company or any Subsidiary under the Third Party Intellectual Property Licenses, the “Property”), and, except as set forth on Disclosure Schedule 3.9(a) there exists no restriction on the use or transfer of the Property. No Property is in the possession of others and neither the Company nor any Subsidiary holds any Property on consignment. Except as set forth on Disclosure Schedule 3.9(a), the Company and the Subsidiaries have (i) good title to all of the Assets, free and clear of all Liens, and (ii) a valid leasehold interest in all of the leased Property and a valid license right to use all of the licensed Property, free and clear of all Liens. Upon the Closing, the Company or one of the Subsidiaries shall continue to be vested with good title to, or a valid leasehold interest or license right interest in, its Property.

(b) All of the tangible Property is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.

(c) Neither the Company nor any of the Subsidiaries is the owner of any real property. Set forth on Disclosure Schedule 3.9(c) is a list of all leased real property and Buyer has been provided with access to the lease documents thereto in the Data Room (the “Leased Real Property”). Except as set forth on Disclosure Schedule 3.9(c): (a) the Company has not received written or express notice from its landlord that there are any threatened condemnation proceedings, administrative actions or judicial proceeding of any type relating to the Leased Real Property or other matters affecting adversely the current use or occupancy of the Leased Real Property; (b) there are no leases, subleases, licenses, concessions or other agreements of the Company or any Subsidiary, written or oral, granting to any person or entity the right to use or occupy any portion of the Leased Real Property; (c) no person or entity (other than the Company) is in possession of any of the Leased Real Property; (d) the Company has not received written or express notice from its landlord that either the current use of the Leased Real Property or the operations of the Company and the Subsidiaries violates any instrument of record or any applicable legal requirements or agreement affecting the Leased Real Property; (e) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Leased Real Property are sufficient to enable the continued operation of the Leased Real Property by the Company and the Subsidiaries as currently operated; (f) all certificates of occupancy, permits, licenses, approvals and other authorizations required to be obtained and held by the Company in connection with the present operations of the Company on the Leased Real Property have been lawfully issued to the Company and are, as of the date hereof, and will be following the consummation of the transactions contemplated hereby, in full force and effect; (g) all Leased Real Property has reasonable access to public roads and utilities; and (i) the Company has no actual or contingent liability in respect of any land or buildings that have been owned and/or occupied and/or used by the Company but which are no longer owned, occupied or used by the Company within the last five years.

(d) Disclosure Schedule 3.9(d) contains a complete and accurate list of the underlying leases, agreements to lease, renewals of leases, tenancy agreements, licenses or other rights of occupation of the Leased Real Property (collectively, the “Real Property Leases”). Except as set forth in Disclosure Schedule 3.9(d), the Company holds a valid leasehold interest in the Leased Real Property, and each Real Property Lease is enforceable against the Company, and the applicable lessor(s), in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the Company nor, to the Sellers’ Knowledge, the applicable lessor, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Lease to which it is a party or bound, and no event caused by, relating to or affecting the Company or otherwise, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute such a default by the Company thereunder. The Real Property Leases are without modification (written or oral) except as set forth in Disclosure Schedule 3.9(d), and true, accurate and complete copies of all documents comprising the same, with all supplements, amendments and exhibits thereto, were delivered or made available in the Data Room by the Company to the Buyer prior to the date hereof. To the Knowledge of Sellers, there is no pending rent review in respect of any of the Real Property Leases. Each such Real Property Lease leasehold interest is valid, subsisting and in full force and effect and constitutes the whole of the agreement between the Company and the applicable lessor(s). The Company has not assigned, transferred or conveyed its interests in the Real Property Leases. The Company does not lease or sublease any Company Leased Real Property as landlord to any third party tenants or subtenants. To the Sellers’ Knowledge, neither the Leased Real Property nor any part thereof has been expropriated or condemned, nor has the Company received any written notice of any proposed expropriation or condemnation. The Company has not entered into any agreement with a Government which would have the result of making the Leased Real Property subject to any sewer charges, local improvement rates or charges of a similar nature other than is currently assessed.

3.10 Necessary Property and Transfer of Membership Units. The Property constitutes all property and property rights now used or necessary for the conduct of the Company’s business in the manner and to the extent presently conducted or as planned to be conducted by the Company and the Subsidiaries as if the transactions contemplated by this Agreement had not occurred. There exists no condition, restriction or reservation affecting the title to or utility of the Property or that would prevent the Company and the Subsidiaries from enforcing its rights with respect to its Property after the Closing to the same full extent that the Company and the Subsidiaries might if the sale and transfer contemplated hereby did not take place. No consent or permit from any Person is necessary to transfer the Units, and there exists no restriction on the transfer of the Units or the consummation of the transactions contemplated hereby.

3.11 Accounts Receivable. Set forth on Disclosure Schedule 3.11 are a list of all the accounts receivable of the Company and the Subsidiaries and an aging schedule relating thereto, each as of the end of the last full calendar month prior to Closing. Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”) are valid and subsisting, and except as set forth on Disclosure Schedule 3.11, all such Accounts Receivable arose in the Ordinary Course of Business. Except to the extent of the allowance for doubtful accounts on the Closing Balance Sheet, the Accounts Receivable are collectible in full and no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other encumbrance. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth on Disclosure Schedule 3.11.

3.12 Contracts and Commitments.

(a) Except as set forth on Disclosure Schedule 3.12(a)(i)-(xvii) and Disclosure Schedule 3.14(c), neither the Company nor any Subsidiary is a current party to or otherwise currently obligated under any of the following, whether written or oral:

(i) Any contract, agreement or purchase order providing for the sale of products or the provision of services (A) in excess of $20,000, in any such case, by the Company or any of the Subsidiaries to any other person or entity, (B) otherwise pursuant to which the Company or any of the Subsidiaries has accepted the terms and conditions of the other party thereto, (C) pursuant to which the Company or any of the Subsidiaries has agreed to indemnify or hold harmless the other party thereto for any actions of a Person other than the Company or any Subsidiary (other than those license agreements of the Company that contain indemnification provisions in substantially the form attached hereto as Exhibit 3.12(i)) or (D) pursuant to which the Company or one of the Subsidiaries has the right to setoff amounts owed to the Company or the Subsidiaries against amounts owed or claimed against another person or Affiliate of the Company;

(ii) Any single contract or purchase order obligating an expenditure by the Company or any Subsidiary in excess of $20,000 in a single year or any contracts or purchase orders with the same or Affiliated vendor(s) obligating an expenditure by the Company or any Subsidiary in excess of $20,000 in a single year.

(iii) Any contract providing for an expenditure by the Company or any Subsidiary for the purchase, lease or sale of any real property, except as disclosed in Schedule 3.9(c).

(iv) Any contract, bid or offer to sell products or to provide services to third parties which (i) any Seller or the Company knows or has reason to believe is at a price which would result in a net loss to the Company or any Subsidiary on the sale of such products or provision of such services, (ii) contains terms or conditions which any Seller or the Company cannot reasonably expect the Company or any Subsidiary to satisfy or fulfill in whole or in part, (iii) would permit such third party to seek or recover consequential damages, (iv) does not contain a cap on all damages or (v) provides for liquidated damages.

(v) Any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Company or any Subsidiary or at a price in excess of the current reasonable market price at the time of such commitment.

(vi) Any contract pursuant to which the Company or any Subsidiary is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $20,000).

(vii) Any contract pursuant to which the Company or any Subsidiary is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by any Seller or an officer, employee, shareholder or member of the Company or any Affiliate thereof.

(viii) Any revocable or irrevocable power of attorney granted to any person, firm, partnership or corporation for any purpose whatsoever, excluding the member of the Company designated as the “tax matters partner” and any such power of attorney granted to the Company’s outside accountant for tax matters.

(ix) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, commodity contract, interest rate or other derivative contract, accommodation or other similar type of contract or agreement, and in any event, including each instrument, contract or agreement evidencing or relating to Indebtedness (together, in each applicable case, with the outstanding principal balance thereof, accrued but unpaid interest thereon, prepayment penalties associated therewith and total payoff amount as of the payoff date specified thereon).

(x) Any contract pursuant to which the Company or any Subsidiary is obligated (i) to provide ongoing services or maintenance after the term of such contract or (ii) to provide services by any specific employee of the Company or any Subsidiary.

(xi) Any arrangement or other agreement which involves (i) a sharing of profits (other than the Incentive Plan Award Agreements entered into between the Company and the Phantom Unitholders), (ii) future payments of $20,000 or more per annum to other persons, or (iii) any joint venture, partnership or similar contract or arrangement.

(xii) Any sales agency, sales representation, consulting, distributorship or franchise agreement that is not terminable in 30 days or less without cost or penalty.

(xiii) Any contract (A) which may be terminated or (B) providing for the payment of any cash or other benefits, in either case, upon the sale or change of control of the Company or any Subsidiary or a substantial portion of any of its assets.

(xiv) Any contract prohibiting competition by the Company or any Subsidiary, or through grants of exclusivity or other exclusivity commitments, which restrict or prohibit the Company or any Subsidiary or their employees from freely engaging in any business anywhere in the world.

(xv) Any contract or commitment not made in the Ordinary Course of Business.

(xvi) Any contract pursuant to which the Company or any Subsidiary has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line or the like.

(xvii) Any other contract or commitment which is not cancelable without penalty on 30 days’ notice or less and which is not specifically described on any other Schedule to this Agreement.

(b) Attached as Disclosure Schedule 3.12(b) are the Company’s standard form of purchase orders relating to the sale and purchase of goods, services, and both goods and services.

(c) Except as set forth on Disclosure Schedule 3.12(c), none of the Sellers or the Company or the Subsidiaries has received any notice of any intention to terminate, repudiate or disclaim any Contract.

3.13 Validity of Contracts. Each written or oral contract, agreement, commitment, license, lease, release, indenture, or evidence of indebtedness to which the Company or any Subsidiary is a party or is otherwise obligated (individually, a “Contract” and collectively, the “Contracts”) is a valid, binding and enforceable obligation of the Company or any Subsidiary and, to the Sellers’ Knowledge, the other parties thereto in accordance with its terms and conditions. Except as set forth on Disclosure Schedule 3.13, neither the Company nor any Subsidiary nor any other party to any of the Contracts is in default under or in violation of such Contract, and, except as set forth on Disclosure Schedule 3.13, there are no disputes with regard to any Contract. Except as set forth on Disclosure Schedule 3.13, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under or a violation of any Contract by the Company or any Subsidiary, or any other party to such Contract or would cause the acceleration or modification of any obligation of any party thereto or the creation of a Lien upon any Property or any of the Units, or would require any consent thereunder. The Sellers have delivered to Buyer with the Company Letter or made available to Buyer or its legal counsel, a true, complete and accurate copy of each written Contract required to be disclosed on Disclosure Schedules 3.12(a) and 3.14(c) and a true, complete and accurate description of each oral Contract required to be disclosed on Disclosure Schedules 3.12(a) and 3.14(c), and none of such Contracts has been modified or amended in any respect, except as reflected in such disclosure to Buyer.

3.14 Intellectual Property.

(a) For purposes of this Agreement, the following terms shall have the identified meanings:

(i) “Intellectual Property” means: all rights in intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) copyrights and rights in designs (including design rights and all database rights), whether registered or common law, and registrations and applications for registration thereof, including the right to make derivative works and all other associated statutory rights (including design rights and all database rights); (iv) trade secrets, confidential information and know-how, including product development, testing and calibration algorithms and methods; (v) domain names; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), invention disclosures, mask works, circuit designs and other designs, industrial design rights, discoveries, ideas, developments, data, works of authorship, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, product specifications, algorithms, supplier information, prospect lists, customer lists, projections, analyses, market studies and similar proprietary items that are in the possession of the Company or any Subsidiary, and all rights therein and thereto; (ix) all rights to any of the foregoing provided in international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; (xi) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

(ii) “Company Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, in whole or in part, by the Company or any Subsidiary.

(iii) “Software” means all computer software, firmware, programs and databases, in any form, including source code, object code, make files, Gerber files, user interfaces, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

(iv) “Company Software” means all Software that (i) is material to the operation of the business of the Company or any Subsidiary, (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by the Company, and/or (iii) is used or held for use by the Company any Subsidiary in connection with its work for customers or its products or services.

(v) “Owned Software” means all Company Software that is owned or purported to be owned by the Company or any Subsidiary.

(vi) “Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically permitted by applicable law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

(b) Disclosure Schedule 3.14(b)(i) contains a true, complete and accurate list of each of the following items of Company Intellectual Property: patents, patent applications, trademarks, service marks, trade names, corporate names, whether or not registered and the registrations of and applications for registration of the foregoing; registered copyrights and applications for and registrations of such copyrights; and domain names and registrations thereof, (such items required to be listed, referred to herein as “Scheduled Company Intellectual Property”). Disclosure Schedule 3.14(b)(i) accurately summarizes, where applicable, the following for each item of Scheduled Company Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), country of origin, and the next maintenance fee and other administrative obligations required to maintain or prosecute such Intellectual Property. Disclosure Schedule 3.14(b)(ii) contains a true, complete and accurate list of each material Software application (indicating current version number) included in the Owned Software.

(c) Disclosure Schedule 3.14(c) contains a list of all agreements (whether written or oral) relating to Intellectual Property or Software (including Company Software) to which the Company or any Subsidiary is a party or is otherwise obligated, including any agreement by which the Company or any Subsidiary (i)(A) licensed any Person under any Company Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person, (such agreement, a “Company Intellectual Property License”), (B) is licensed under any Intellectual Property owned by another Person (such agreement, a “Third Party Intellectual Property License”), (C) uses, owns, assigned or is assigned any right or interest in, settled any dispute or released or was released from any claim pertaining to, any Intellectual Property, (D) is restricted in or obligated with respect to, or has restricted or obligated another with respect to, the disclosure, use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of any Intellectual Property, (E) granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property, or (F) has other than in the Ordinary Course of Business consistent with statutory provisions governing the sale of goods, given, obtained or permitted the disclaimer of a warranty, indemnity or hold harmless obligation with respect to any Intellectual Property, or (ii) is obligated or committed, or has obtained an obligation or commitment from any Person, to enter into an agreement pertaining to any of the categories set forth in subpart (i), (each such agreement described in this Section 3.14(c), a “Company Intellectual Property Agreement”). The parties acknowledge and agree that Disclosure Schedule 3.14(c) does not contain, and Sellers are not obligated to list or disclose, the following agreements relating to Intellectual Property or Software where the Company is the licensee: (1) those agreements relating to non-customized “off-the-shelf” software in a version that its licensor makes generally available to its customers and which the Company uses pursuant to a standard shrink-wrap license agreement and (2) those agreements relating to non-customized online-delivered or online-accessible software in a version that its licensor makes generally available to its customers and which the Company uses pursuant to a standard click-wrap license agreement and (3) any license which is embedded into a purchase or lease agreement for tangible property which has an electronic component controlled in whole or part by Intellectual Property or Software, including but not limited to electronic communications equipment such as office telephones, smartphones, electronic HVAC thermostats, photocopying machines, facsimile machines, monitors, and other peripheral devices such as standard commercially available keyboards, printers and “mice”.

(d) Except as described in Disclosure Schedule 3.14(d), the Company or a Subsidiary, as applicable, has good, valid and legal title to its ownership interest in the Company Intellectual Property, free and clear of all Liens (other than restrictions on the Company Intellectual Property that are set forth in the terms and conditions of the Company Intellectual Property Licenses listed in Disclosure Schedule 3.14(c)). The Company and the Subsidiaries have the right to use and otherwise exploit, in the manner currently used or exploited by the Company or such Subsidiaries, Intellectual Property used or exploited by the Company and the Subsidiaries, and the Company and the Subsidiaries shall continue to have such rights after the Closing.

(e) Each item of Company Intellectual Property is valid and enforceable, and there is no pending action or claim or allegation asserting the invalidity or unenforceability of any item of Company Intellectual Property. In no instance has copyright protection in the Company Software been dedicated to the public domain.

(f) The Company Intellectual Property and Third Party Intellectual Property Licenses include all rights in Intellectual Property used or exploited in or necessary for the operations or conduct of the business of the Company and the Subsidiaries (as such operations and businesses are currently conducted and proposed to be conducted). There exists no condition, restriction or reservation affecting the title to, rights in, or utility of the Company Intellectual Property that would prevent the Company or the Subsidiaries from enforcing or exploiting its rights with respect to Company Intellectual Property after the Closing to the full extent that the Company or the Subsidiaries might do so if the sale and transfer contemplated hereby did not take place.

(g) No Company Intellectual Property or Company Software is subject to any Order that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects the Company Intellectual Property or Company Software.

(h) Each of the Company and the Subsidiaries (including directly, as a contributory infringer, through inducement or otherwise), each of the products and services offered by or on behalf of or through the Company or a Subsidiary (whether by sale, license or otherwise), each of the processes or business methods used by or at the direction of the Company or a Subsidiary, and the operation of the business of the Company and the Subsidiaries, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There has not been any unauthorized disclosure of any third party Intellectual Property by the Company or a Subsidiary, or by any employees or officers of the Company or the Subsidiaries. The use of the Company Intellectual Property or Company Software by the Company and the Subsidiaries does not conflict with any rights of any Person.

(i) There is not and has not been any unauthorized use, exploitation or disclosure, infringement, misappropriation or other violation of any Company Intellectual Property by any Person.

(j) There has been no claim made or threatened, by or against the Company or a Subsidiaries (and the Company and the Subsidiaries have not been a party to any Action including such a claim), and the Company and the Subsidiaries have not received or provided notice of any such claim or other communication: (i) asserting the invalidity, misuse or unenforceability, infringement, misappropriation or other violation of any third party Intellectual Property or Company Intellectual Property; (ii) challenging the Company’s or the Subsidiaries’ ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iii) asserting that the Company or a Subsidiary has engaged in unfair competition, false advertising or other unfair business practices; (iv) offering an ‘invitation to license’ as a means to avoid infringement or potential infringement of any Intellectual Property; or (v) otherwise asserting claims or allegations affecting or that would, if established, affect the Company Intellectual Property, the Company Intellectual Property Agreements, or the ability of the Company or the Subsidiaries to carry out their business without infringing, misappropriating or violating the Intellectual Property of any Person. There is no proceeding or action before any court or tribunal (including the United States Patent and Trademark Office or comparable authority anywhere in the world) related to any Scheduled Company Intellectual Property other than prosecution proceedings entered into in the Ordinary Course of Business with the applicable issuing or granting governmental authorities.

(k) Except as set forth in Disclosure Schedule 3.14(k), the Company and the Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Intellectual Property, including (i) paying all application, examination, registration, issue, renewal and maintenance fees that have become due, (ii) filing all necessary documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities, (iii) recording documents of title and releases of security interests required to perfect rights in the Company Intellectual Property, (iv) marking its products to indicate ownership of Intellectual Property embodied in such products and to preserve the right to seek and obtain damages for the violation of such Intellectual Property, and (v) exercising reasonable care, including taking all reasonable steps, to protect the Company’s rights in confidential information and trade secrets and to protect the confidential information and trade secrets of others who have provided such confidential information and trade secrets to the Company or a Subsidiary in confidence.

(l) Except as disclosed on Disclosure Schedule 3.14(l), each of the Company’s and the Subsidiaries’ current and former employees, officers and independent consultants that have created any Intellectual Property used or held for use or exploitation by the Company or a Subsidiary (including any Intellectual Property incorporated in the Company Software), have assigned ownership of such Intellectual Property to the Company or a Subsidiary through a Company Intellectual Property Agreement and entered into agreements with the Company preventing them from disclosing confidential information to any third party or making any improper use of confidential information. Each of the Company and the Subsidiaries has complied with all applicable Law with regard to compensation of employees, officers, independent consultants and contractors for the assignment of their inventions and all such employees, officers, independent consultants and contractors have been fully compensated for all inventions, under applicable Law.

(m) None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party, except as disclosed on Disclosure Schedule 3.14(m).

(n) The consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property or rights or obligations under any Company Intellectual Property Agreement.

(o) Except as set forth on Disclosure Schedule 3.14(o), none of the Company Software: (i) incorporates any Public Software, or is subject to any license or other contractual obligation that (A) requires the Company or a Subsidiary to divulge to any Person any source code or trade secret that is part of the Company Software, (B) licenses a third party to create any derivative work based on the Company Software or any part thereof, or (C) licenses a third party to distribute or redistribute Company Software or any part thereof at no charge; or (ii) contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data.

(p) Each of the Company and the Subsidiaries owns or has the right to exploit, and after Closing will continue to own or have the right to exploit, each item of Company Software in the same manner and to the same extent as it was used prior to the Closing. The Company Software constitutes all Software necessary to conduct the business and operations of the Company and the Subsidiaries as currently conducted and reasonably anticipated to be conducted following the Closing.

(q) The source code for all Company Software owned by the Company or a Subsidiary is in the sole possession and custody of the Company or a Subsidiary, as applicable, and has not been provided to any third party, except under written confidentiality agreements or written source code escrow agreements listed in Disclosure Schedule 3.14(c).

(r) All Company Software (i) is in the possession, custody and control of the Company or a Subsidiary, along with all hardware and software tools, documentation, and other materials necessary to exploit the Company Software in the Ordinary Course of Business, and such Company Software and related tools and materials will remain so immediately after the Closing, (ii) has been catalogued and documented as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such items by readily using the existing source code, engineering drawings, machine settings and documentation, and (iii) is stored in electronic form, with up-to-date appropriately catalogued versions, in at least two separate geographical locations for effective disaster recovery. No Company Software in source code form has been provided to the Company’s personnel except on a need-to-know basis. The Owned Software has not been presented or disclosed in source code form to any third party (including employees and officers of the Company) except under written confidentiality agreements or written source code escrow agreements listed in Disclosure Schedule 3.14(c). There has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s proprietary data or Company Software.

(s) Except as set forth in Disclosure Schedule 3.14(s), neither the Company nor any Subsidiary is obligated to support or maintain any of the Company Software except pursuant to agreements that will terminate by their terms or are terminable at will by the Company or Subsidiary (and other than for cause) on a periodic basis and that provide for periodic payments to the Company or Subsidiary for such services.

(t) Except as set forth in Disclosure Schedule 3.14(t), the Company Software is free of material defects and errors, and functions in substantial conformity with documentation therefor.

(u) Neither the Company nor any Subsidiary has participated in any standards-setting activities or joined any standards-setting or similar organizations that would affect the proprietary nature of any Company Software or restrict the ability of the Company to enforce, license or exclude others from using any Company Intellectual Property or Company Software.

(v) Except as set forth on Disclosure Schedule 3.14(v), neither the Company nor any Subsidiary uses, relies on or contracts with any Person to provide services bureau, outsourcing or other computer processing services and neither the Company nor any Subsidiary provides such services to others.

(w) Each of the Company and the Subsidiaries maintains policies and procedures regarding data security and privacy that are commercially reasonable for companies similar to the Company, and, in any event, in compliance with all of its obligations under applicable Law. Each of the Company and the Subsidiaries has operational business continuity plans addressing the possibility of future significant business disruptions, including but not limited to procedures to follow in the event of the loss of key personnel, equipment and facilities. To the Sellers’ Knowledge, there has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data in the possession, custody or control of the Company or the Subsidiaries that contains the personally identifiable information of natural persons. The use and dissemination of any and all data and information concerning individuals by the Company and the Subsidiaries is in compliance with all applicable privacy policies, terms of use, customer agreements and Law. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, customer agreements or Law relating to the use, dissemination, or transfer of any such data or information.

3.15 Litigation. Except as set forth on Disclosure Schedule 3.15, (a) there is no, and there has not been any in the past five (5) years, suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, “Action”) pending or, to the Sellers’ Knowledge, threatened against the Company or any Subsidiary or involving their businesses, any of the Property, or, in connection with their businesses, any of the Sellers, directors, officers, agents, or other personnel of the Company or any Subsidiary, including any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby; (b) neither the Company nor any Subsidiary has been subject to any judgment, order, writ, injunction, or decree of any court or other Government entity (“Order”) other than Orders of general applicability; and (c) neither the Company nor any Subsidiary has been, or to Sellers’ Knowledge, has been threatened to be, a party or subject to any Action or Order relating to personal injury, death, or property or economic damage arising from products or services of the Company and the Subsidiaries.

3.16 Insurance.

(a) Set forth on Disclosure Schedule 3.16 is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Company and the Subsidiaries, and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time, and a detailed list of all claims filed by the Company with any insurance carrier since January 1, 2010. Such schedule clearly indicates which of such policies are claims made and which of such policies are occurrence based. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default with respect to any of its obligations under any of such insurance policies.

(b) The Company and the Subsidiaries have at all times maintained insurance as required by Law or under any agreement to which the Company or any Subsidiary is or has been a party, including comprehensive general liability, products liability and unemployment and workers’ compensation coverage.

3.17 Absence of Certain Changes. Since December 31, 2014, except as set forth on Disclosure Schedule 3.17 hereto, there has not been:

(a) Any adverse change in the business, condition, financial or otherwise, operations, or prospects of the Company and the Subsidiaries, or the condition of the Property, and no such change will arise with respect to the Company and the Subsidiaries as a result of the consummation of the transactions contemplated hereby; provided, that the foregoing shall not apply to any adverse change caused solely due to the identity of Buyer as the entity acquiring the Company or due to the identity of Guarantor; provided, further that, to the Sellers’ Knowledge, there are no circumstances that could result in any adverse changes related to the identity of Buyer as the entity acquiring the Company or related to the identity of Guarantor;

(b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person or entity with respect to any securities of the Company, or any direct or indirect redemption, purchase, or other acquisition by the Company of any of its securities, other than with regard to the Phantom Units pursuant to the terms of this Agreement;

(c) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any shareholder, member, partner,

director, officer, agent or employee of the Company, or in any benefits granted under any Plan with or for the benefit of any such shareholder, member, partner, director, officer, agent, or employee (other than (i) with regard to the Phantom Units pursuant to the terms of this Agreement and (ii) increases in wages or salaries required under existing Contracts listed on Disclosure Schedule 3.12(a) or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

(d) Any transaction entered into or carried out by the Company or any Subsidiary other than in the Ordinary Course of Business, other than as contemplated by this Agreement;

(e) Any borrowing or incurrence of any other indebtedness (other than the creation of accounts payable in the Ordinary Course of Business) contingent or otherwise, by or on behalf of the Company or any Subsidiary (it being understood that the foregoing is not intended to describe obligations of the Company or any Subsidiary under Contracts to sell products to others);

(f) Any modification or termination of any Contract disclosed or required to be disclosed on Disclosure Schedules 3.12(a) or 3.14(c) or any material term thereof or any modification or termination of any Government license, permit or other authorization issued to the Company or any Subsidiary;

(g) Any purchase by the Company or any Subsidiary of capital assets or any interests in real property or any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by the Company or any Subsidiary with respect to real property;

(h) Any abandonment or lapse of Intellectual Property that was owned by the Company or any Subsidiary;

(i) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;

(j) Any acquisition of any assets (other than interests in real property disclosed pursuant to subsection (g) above), whether through capital spending or otherwise, for an amount in excess of $20,000 on an individual basis or for an amount in excess of $50,000 on an aggregate basis;

(k) Any waiver by the Company or any Subsidiary of any claims or rights that involve amounts individually or in the aggregate in excess of $20,000;

(l) Any disclosure by the Company or any Subsidiary of any confidential or proprietary information to any person or entity other than to Buyer and Buyer’s representatives, agents, attorneys and accountants or the respective employees of the Company in the Ordinary Course of Business;

(m) Any charitable contribution or commitment by the Company or any Subsidiary in an amount in excess of $20,000, or any such contributions or commitments in an amount in excess of $20,000 on an aggregate basis;

(n) Any material change in the conduct of the Company’s business, or any material change in their respective methods of purchase, sale, lease, management, marketing, promotion, provision of services or operation, or any delay or postponement by the Company or any Subsidiary of the payment of accounts payable or other liabilities by the Company, or any acceleration or delay in the collection of notes or accounts receivable of the Company or any Subsidiary in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business consistent with past practice, or any acceleration or delay in the shipment of any products of the Company or any Subsidiary in advance of or beyond the dates when the same would have been shipped in the Ordinary Course of Business consistent with past practice;

(o) Any change in any method of accounting or accounting policies of the Company, other than those required by GAAP, or any write-down in the accounts receivable or inventories of the Company;

(p) Any action taken by the Company, any Subsidiary or the Sellers or by another person on behalf of any of the Company, any Subsidiary or the Sellers that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement;

(q) Any election, revocation or change of a Tax election;

(r) Any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to Taxes;

(s) Any action or failure to take action if such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any Subsidiary;

(t) Any settlement or compromise with respect to any Tax liability of the Company or any right to claim a tax refund, offset or other reduction in Tax liability, amendment of any Tax Return relating to the Company or agreement to enter into any closing or similar agreement with respect to Taxes of the Company;

(u) Any grant of a Lien with respect to the Units or the Assets or Property; or

(v) Any binding commitment or agreement by any of the Sellers, the Company or any Subsidiary to do any of the foregoing items (a) through (u).

3.18 Compliance with Laws and Governing Documents; Licenses and Permits.

(a) Neither the Company nor any Subsidiary has ever been in default under or in breach or violation of any applicable Law or the provisions of any Government permit, franchise, or license, or any provision of its organizational documents. Neither the Company nor any Subsidiary has received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the Closing does or would reasonably be expected to constitute or result in any such default, breach or violation by the Company or any Subsidiary.

(b) The Company and the Subsidiaries hold all authorizations, licenses and permits required to conduct their businesses as the same are presently conducted, and each such authorization, license or permit is valid, in full force and effect, and listed on Disclosure Schedule 3.18. Neither the execution of this Agreement nor the Closing do or would reasonably be expected to constitute or result in a default under or violation of any such authorization, permit or license.

3.19 Transactions with Related Persons; Outside Interests.

(a) No Seller or director, manager, officer, employee or Affiliate of the Company or any Subsidiary or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest, is a party to any agreement, contract, commitment or other form of transaction or arrangement with the Company, written or oral, other than as parties to the LLC Agreement, or has any interest in any of the Property, except as specifically disclosed on Disclosure Schedule 3.19.

(b) No Seller or director, officer, employee or Affiliate of the Company or any Subsidiary or any individual related by blood, marriage or adoption to any such individual, or any entity in which any such individual or entity owns a beneficial interest has any direct or indirect financial interest in any competitor with or supplier, sales representative, distributor or customer of the Company; provided, however, that for this purpose ownership of corporate securities having no more than 2% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the NASDAQ National Market, shall not be deemed to be such a financial interest, provided that such person has no other connection or relationship with such competitor, supplier or customer.

3.20 Bank Accounts. Set forth on Disclosure Schedule 3.20 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and the Subsidiaries, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

3.21 Employment Matters.

(a) Set forth on Disclosure Schedule 3.21(a) is a complete list of: (i) all current managers of the Company and the Subsidiaries, (ii) all current officers (with office held) of the Company and the Subsidiaries, (iii) all employees (active or other) of the Company and the Subsidiaries, (iv) all current paid consultants, commercial agents or other freelancers engaged by the Company and the Subsidiaries, and (v) all retirees and terminated employees of the Company and the Subsidiaries for which the Company or the Subsidiaries has any benefits responsibility or other continuing or contingent obligation; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person, any incentive, bonus or deferred payments owing to such persons but not yet paid and the date of employment or retirement of each such person.

(b) Except as set forth on Disclosure Schedule 3.21(b): (i) each of the Company and the Subsidiaries is not indebted to any of its officers, directors, employees or consultants except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary expenses on a basis consistent with past practices; and (ii) no officer, director, employee, consultant, commercial agent or other freelancer of the Company is indebted to the Company or the Subsidiaries except for advances for ordinary business expenses on a basis consistent with past practices.

(c) All payments to agents, consultants and others made by the Company or the Subsidiaries or by any Seller in connection with the business of the Company and the Subsidiaries have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting or Tax payment obligations. The Company and the Subsidiaries have properly, fairly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable or deferred and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the respective Financial Statements and other public or private reports, records or filings of the Company and the Subsidiaries, to the extent required by Law.

(d) Except as set forth on Disclosure Schedule 3.21(d), there is no offer of employment or engagement has been made by the Company or the Subsidiaries that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

(e) Except as set forth on Disclosure Schedule 3.21(e), no employees of the Company or the Subsidiaries are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any reason, other than with respect to ordinary course absences that are taken as paid-time-off or “PTO” on a day-by-day basis for such things as minor illness, vacation or to attend to a matter of personal or family business.

(f) Except as set forth on Disclosure Schedule 3.21(f), all Contracts between the Company or the Subsidiaries and their employees are terminable at any time on fourteen days’ notice or less without compensation other than wages earned through the date of termination, pay in lieu of accrued and untaken holiday, earned commission and pension or as required by Law.

(g) Every employee of the Company and the Subsidiaries who requires authorization from a Government to work in such employee’s place of work, as set forth on Disclosure Schedule 3.21(g), has the necessary immigration documentation or other necessary permission. The Company and the Subsidiaries is in compliance with all laws and regulations of the United States regarding immigration and/or employment of non-citizen workers. With respect to each of the Company and the Subsidiaries, there is no pending or, to the Sellers’ Knowledge, threatened investigation by any branch or department of ICE, or other federal agency charged with administration and enforcement of federal immigration laws.

(h) Except as set forth on Disclosure Schedule 3.21(h), every current employee of the Company and the Subsidiaries is subject to a binding agreement that prohibits each such employee from engaging, directly or indirectly, in activity that is competitive with the business of the Company and the Subsidiaries.

3.22 Labor Matters. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining, works council, union representation or similar agreement or arrangement.

3.23 Employee Benefit Matters.

(a) Except as set forth on Disclosure Schedule 3.23, the Company and the Subsidiaries have no outstanding and neither the Company nor the Subsidiaries is a party to or subject to liability under: (i) any agreement, arrangement, plan, or policy, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or arrangement ((i) and (ii) together the “Plans” and each item thereunder a “Plan”). Disclosure Schedule 3.23 lists separately all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored or maintained by the Company or the Subsidiaries or to which the Company or the Subsidiaries contributes or is required to contribute (collectively, the “ERISA Plans”) and any other type of employee benefit plan, including those applicable to employees in any jurisdiction. True, correct, and complete copies of all documents, including amendments, creating or evidencing any Plan listed on Disclosure Schedule 3.23 have been delivered to Buyer with the Company Letter or made available to Buyer or its legal counsel.

(b) Each Plan covering individuals who are employed by the Company or the Subsidiaries complies with, has been established, administered, operated and maintained in compliance with its terms and in compliance with, and the Company and the Subsidiaries have no direct or indirect liability for non-compliance under, ERISA or any other Law applicable to any Plan. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500 have been delivered to Buyer with the Company Letter or made available to Buyer or its legal counsel. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been provided to Buyer) or if the Plan is documented on a prototype, such prototype is currently approved by the Internal Revenue Service. Nothing has occurred that would cause, and no Action is pending or, to the Sellers’ Knowledge, threatened, which could result in the loss of such exemption or qualification. Neither the Company, the Subsidiaries or any plan fiduciary have direct or indirect material liability for failure to comply with ERISA, HIPAA or the Code for any action or failure to act in connection with the administration or investment of any Plan. Neither the Company nor the Subsidiaries (i) has made or has or has had an obligation to make any contributions to any multi-employer plan (as defined in ERISA) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA, (ii) has not been a member of a controlled group which contributed to or has had an obligation to contribute to any such plans and (iii) has not been under common control with an employer which contributed to or has had an obligation to contribute to any such plans.

(c) Other than with respect to written resolutions to terminate the Company’s 401k Plan immediately prior to Closing, which is being done at Buyer’s request, the Company and the Subsidiaries have not terminated or taken action to terminate any Plan that is subject to Title IV of ERISA, and no “reportable event” (as defined in ERISA) or “prohibited transaction” (as defined in the Code or ERISA) has occurred or is threatened to occur with respect to any Plan.

(d) The Company and the Subsidiaries are not required under Law to engage an independent auditor to render an opinion on statements of assets and liabilities of any of the Plans.

(e) All of the Plans, to the extent applicable and subject thereto, are in compliance with the continuation of health benefit provisions contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Plans have no liability for any excise tax imposed by Code Section 5000. True, correct and complete copies of the most recent notification to the employees of the Company and the Subsidiaries of their COBRA rights and form of letter(s) distributed upon the occurrence of a qualifying event have been delivered to Buyer with the Company Letter or made available to Buyer or its legal counsel. Other than as required by COBRA, the Company and the Subsidiaries has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees.

(f) With respect to any Plan which is a welfare plan as defined in Section 3(1) of ERISA: (i) no such Plan is intended to qualify as a Voluntary Employee’s Beneficiary Association under Section 501(c)(9) of the Code; and (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or the Subsidiaries or Buyer to a tax under Code Section 4976(a).

(g) Except as to payments made in the ordinary course of business of the Plans, full payment has been made of all amounts due under each of the Plans and to each person employed or formerly employed by the Company or the Subsidiaries that are required under the terms of the Plans, and all financial obligations regarding the Plans required to be satisfied prior to the date hereof have been satisfied.

(h) Except as set forth on Disclosure Schedule 3.23, all contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and the Subsidiaries and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report.

(i) All insurance premiums (if any) due with respect to any Plan have been paid in full to the extent due, subject only to normal retrospective adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(j) Except as set forth on Disclosure Schedule 3.23, there will be no incidence of severance payments or any other termination benefits for which Buyer or the Company or the Subsidiaries will be responsible as a consequence of the transactions contemplated hereby, other than by reason of actions taken by Buyer following the Closing.

(k) Except for claims for benefits made in the ordinary course, there is no pending or threatened legal action, proceeding or investigation against or involving any Plan described in Disclosure Schedule 3.23 hereof and there is no basis for any such legal action, proceeding or investigation.

(l) All expenses and liabilities relating to all of the Plans described on Disclosure Schedule 3.23 have been, and will be on the Closing Date, fully and properly accrued on the books and records of the Company and the Subsidiaries and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

(m) Except with respect to amendments which would reduce or eliminate a participant’s benefits under any Plan, each Plan (including any Plan covering former employees of the Company or the Subsidiaries) may be unilaterally amended, varied, modified or terminated in whole or in part either by the Company or the Subsidiaries on or at any time after the Closing Date and the Company or the Subsidiaries may take contribution holidays or withdraw surplus from each Plan, subject only to approvals required by applicable Law and the terms of such Plan.

(n) Except as set forth in Disclosure Schedule 3.23, neither the Company nor any Subsidiary is a party to, bound by or proposing to introduce in respect of any of its employees any severance or redundancy payment scheme that exceeds the minimum requirements imposed by Law, nor is there any agreed procedure for redundancy selection.

(o) Except as set forth in Disclosure Schedule 3.23, neither the Company nor the Subsidiaries are a party to, bound by or proposing to introduce in respect of any of its employees any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company or the Subsidiaries, other than as set forth in the Phantom Unit Incentive Plan.

(p) The Company and the Subsidiaries have complied with the provisions of applicable data protection or privacy Laws in respect of all personal data held or processed by them relating to the employees and former employees participating in the Plans.

(q) Neither the Company nor any Subsidiary has offered, promised or agreed to any future variation in the Contract of employment of any employee.

(r) Except as set forth in Disclosure Schedule 3.23, the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Buyer following the Closing, will not (i) entitle any current or former Company or the Subsidiaries employee to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former Company or the Subsidiaries employee, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

3.24 Overtime, Back Wages, Vacation and Minimum Wage. Except as set forth in Disclosure Schedule 3.24, no present or former employee of the Company or the Subsidiaries has given notice to the Company or the Subsidiaries of, and there is no valid basis for, any claim against the Company or the Subsidiaries (whether under Law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or (d) any violation of any Law relating to minimum wages or maximum hours of work.

3.25 Discrimination and Occupational Safety and Health. No person or party (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against the Company or any Subsidiary arising out of any Law relating to discrimination in employment, employment practices (including wrongful termination), family leave, or occupational safety and health standards. Neither the Company nor any Subsidiary has received any written notice from any Government entity alleging a violation of occupational safety or health standards. Except as set forth on Disclosure Schedule 3.25, there are no pending workers compensation claims involving the Company or the Subsidiaries. The Sellers have delivered to Buyer with the Company Letter or made available to Buyer or its legal counsel,, a true, correct and complete list of all workers compensation claims against the Company or the Subsidiaries made over the five years preceding the date hereof.

3.26 Customers and Suppliers.

(a) Disclosure Schedule 3.26 sets forth a true, complete and correct list of the 10 largest customers of the Company and the Subsidiaries and the 10 largest suppliers of the Company and the Subsidiaries, by revenue and purchases (with the name of such customers and suppliers redacted) respectively (by dollar volume) for each of the years ended December 31, 2014, 2013 and 2012 and the three month period ended March 31, 2015. Except as disclosed on Disclosure Schedule 3.26, the Company or the Subsidiaries has not received any indication from any supplier of the Company or the Subsidiaries (including those listed on Disclosure Schedule 3.26) to the effect that, and has no reason to believe that, any such supplier will stop or decrease the rate of supplying materials, products or services to the Company or the Subsidiaries. Except as disclosed on Disclosure Schedule 3.26, the Company or the Subsidiaries has not received any indication from any customer of the Company or the Subsidiaries (including those listed on Disclosure Schedule 3.26) to the effect that such customer will stop or decrease the rate of buying materials, services or products from the Company or the Subsidiaries; provided, that the foregoing shall not apply to matters caused solely due to the identity of Buyer as the entity acquiring the Company or due to the identity of Guarantor.

(b) On the Closing Date, there are not less than ninety-five (95) directly invoiced (i.e. not paying through a 3rd party), paying customers of Company with an active contract for the use of the Company’s services and solutions that were on one or more of the following lists (“Major Organizations”): Fortune 1000 Companies list for 2014, Forbes Global 2000 list (2014), Forbes America’s Largest Private Companies (2014), or Forbes 50 Largest U.S. Charities (2014); provided, however, in some cases, due to divestiture, mergers, and acquisition activity, the entity on the contract or invoice with the Company is not listed directly as a Major Organization; provided, however, that the current entity is an Affiliate or Subsidiary of a Major Organization. For purposes of clarification, Company’s customers are not necessarily invoiced monthly, so the foregoing is not intended to imply that an invoice was sent to any of such customers on the Closing Date.

3.27 Product and Service Warranties. Set forth on Disclosure Schedule 3.27 are the standard forms of product and service warranties and guarantees used by the Company and the Subsidiaries and copies of all other outstanding product and service warranties and guarantees. Except as set forth on Disclosure Schedule 3.27, no oral product or service warranties or guarantees have been made by the Company or the Subsidiaries since January 1, 2010. Except as specifically described on Disclosure Schedule 3.27, since January 1, 2010, no product or service warranty or similar claims have been made against the Company or the Subsidiaries. No person or party (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against the Company or the Subsidiaries for any such product or service warranty or similar liability or under any Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials and no such claim, action or proceeding is currently pending or, to Sellers’ Knowledge, threatened against the Company or the Subsidiaries. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending or asserted against the Company or the Subsidiaries hereafter with respect to products manufactured or services rendered on or prior to the Effective Time will not exceed the amount of the reserve therefor set forth on the Closing Balance Sheet.

3.28 Brokers; Finders. No finder, broker, agent, or other intermediary, acting on behalf of the Sellers or the Company or the Subsidiaries, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.29 Environmental Matters. For purposes of clarification, the following representations and warranties are limited to the specific premises leased by the Company and not the office building and land in which the Company has its leased premises.

(a) The Company has delivered to Buyer with the Company Letter or made available to Buyer or its legal counsel, complete copies of any and all (i) documents received by any of the Sellers or the Company or the Subsidiaries from, or submitted by any of the Sellers or the Company or the Subsidiaries to, the Environmental Protection Agency and/or any foreign, state, county or municipal environmental or health agency concerning the environmental condition of any property currently or previously owned, leased, operated or used by the Company or the Subsidiaries or in connection with the business of the Company or the Subsidiaries (the “Environmental Property”) or the effect of the operations of the Company or the Subsidiaries on the environmental condition of the Environmental Property and (ii) reviews, audits, reports, or other analyses concerning the Environmental Property, in any such case, whether in the possession of any of Sellers or the Company or the Subsidiaries.

(b) Except as set forth in Disclosure Schedule 3.29:

(i) The Company and the Subsidiaries at all times have been, and are, in material compliance with all “Environmental Laws”, which shall include any law pertaining to the environment, public health safety, or to Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq. the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., or any similar state and local laws; any spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property of any Hazardous Materials; any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation based on or related to any Environmental Permit or an Environmental Law. “Hazardous Materials” include any substance that is defined or listed in, or otherwise classified pursuant to, any Environmental Law as a “hazardous substance,” “extremely hazardous substance,” “hazardous material,” “hazardous waste,”

“infectious waste,” “medical waste,” “toxic substance,” “toxic pollutant,” “pollutant or contaminant”, or any other formulation intended to classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity;

(ii) The Company and the Subsidiaries have obtained, and are in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business (“Environmental Permits”) and have made all appropriate filings for issuance or renewal of such Environmental Permits;

(iii) There are no claims, notices (including notices that the Company or the Subsidiaries is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site containing Hazardous Materials or other location allegedly used for the disposal of Hazardous Materials) or civil, criminal or administrative actions, suits, hearings, investigations, inquiries, proceedings or liens pending or threatened that are based on or related to any Environmental Law involving the Company or the Subsidiaries or any of the Subsidiaries;

(iv) None of the following exists at any property or facility owned or operated by the Company or the Subsidiaries, except in compliance with applicable Environmental Laws: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments or disposal areas;

(v) No release of any Hazardous Materials has occurred at any Real Property currently owned, leased or operated by the Company or the Subsidiaries;

(vi) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (i) that may give rise to any liability or other obligation under any Environmental Laws or (ii) that may form the basis of any claim, action, suit, proceeding, hearing, investigation, inquiry or lien against or involving the Company or the Subsidiaries based on or related to any Environmental Law; and

(vii) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or the Subsidiaries pertaining to Hazardous Materials, on, about, under or within any Real Property currently or formerly owned, leased or operated by the Company or the Subsidiaries or any of their predecessors, or concerning compliance by the Company or the Subsidiaries with Environmental Laws.

3.30 Products Liability. The Company and the Subsidiaries are not subject to any claims for liability on account of products sold or services rendered by the Company or the Subsidiaries.

ARTICLE IV

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller individually represents and warrants to Buyer that:

4.1 Organization of Certain Sellers. Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of incorporation (or other formation).

4.2 Authorization of Transaction. Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except to the extent that enforceability hereof or thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

4.3 No Violation. Except as set forth on Schedule 4.3, Seller is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, license, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Seller of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Schedule 4.3, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance of this Agreement by the Seller, or the consummation by the Seller of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or the Seller or any of the properties or assets of any of them. None of the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, nor the consummation by Seller of the transactions contemplated hereby will violate, conflict with or result in any breach of any provision of the certificate or articles of incorporation or organization, bylaws, operating agreement or other charter documents of Seller (if a corporation or other entity).

4.4 Membership Units. Seller holds of record and owns beneficially the number of Membership Units set forth next to his, her or its name on Disclosure Schedule 3.3(a), free and clear of any Liens. All such Membership Units have been acquired by Seller in accordance with all applicable Laws. Except as set forth on Disclosure Schedule 4.4, Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any equity interest of the Company. Except as set forth on Disclosure Schedule 4.4, there are no member agreements, shareholder agreements, buy-sell agreements, voting trusts or other agreements or understandings to which the Seller is a party or to which it is bound relating to any Membership Units.

4.5 Intellectual Property. Seller does not own (whether solely or jointly) or have rights to or under any Intellectual Property or any other property or asset that is used in or necessary for, or would be infringed or misappropriated by the business of the Company, nor does such Seller own (whether solely or jointly), or have any rights to or under, any Company Intellectual Property or any other property or asset of the Company.

4.6 Representation by Counsel. Seller acknowledges that the Company has provided its corporate counsel to work with the Founders themselves and, as applicable, in such Founders’ capacity as the Representative in the negotiation and execution of this Agreement, but that the Company’s corporate counsel is not the attorney for any individual Seller. Any individual Seller has the full right and opportunity to be represented by independent counsel of such Seller’s choosing at such Seller’s sole cost and expense and has either done so or has declined to do so. Seller has carefully read and fully understands this Agreement in its entirety or has had it fully explained to him, her or it by such independent counsel chosen by such Seller. Seller is fully aware of the contents hereof and the meaning, intent and legal effect thereof through such Seller’s own reading of this Agreement or in connection with assistance by independent counsel chosen by such Seller. Seller is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Seller acknowledges that he, she or it shall have no claims against the Company or Buyer or their Affiliates arising out of or relating to the Company providing its corporate counsel to work with Founders themselves and, as applicable, in such Founders’ capacity as the Representative in the negotiation and execution of this Agreement, and hereby waives and releases any such claims.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to the Sellers, each of which shall survive the Closing as provided in Article VIII hereof.

5.1 Authorization; No Conflict. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all requisite action on the part of Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally.

5.2 Consents. Except as set forth on Buyer Disclosure Schedule 5.2, no waiver or consent of any third person or Government is required for the execution by Buyer of this Agreement, or the consummation by the Buyer of the transactions contemplated hereby.

5.3 Brokers, Finders. No finder, broker, agent, or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

5.4 Litigation. There is no Action or Order pending or, to the knowledge of Buyer, threatened against Buyer challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

RESTRICTIVE COVENANTS

In consideration of the Purchase Price and the consummation of the transactions contemplated hereby:

6.1 Non-Competition.

(a) Each Founder agrees that such Founder shall not:

(i) during the Restrictive Period, anywhere in any of the Restricted Countries, directly or indirectly through any entity other than the Company, own an interest in, provide financial resources to, or perform services substantially similar to those Founder provides to the Company or the Subsidiaries for, any person or business entity which competes with the business now carried on by the Company or the Subsidiaries and/or as the business as conducted by the Company and the Subsidiaries (or the Buyer or any of their Affiliates) may evolve during the Restrictive Period with respect to which Founder is actively involved, obtains Confidential Information, or manages others who are engaged in such activity now carried on by the Company and the Subsidiaries or as such business as conducted by the Company and the Subsidiaries (or the Buyer or any of their Affiliates) may evolve during the Restrictive Period; provided, however, that the foregoing shall not prohibit Founder from owning 2% or less of the outstanding equity or debt securities of a publicly traded entity;

(ii) during the Restrictive Period, either directly or indirectly, on Founder’s own behalf or on behalf of others, solicit, or hire away, or attempt to solicit, or hire away, any person employed by the Company or any Subsidiary, with whom Founder worked during the last twelve (12) months before the Closing, whether or not such employee is a full-time or temporary employee of the Company or any Subsidiary, or hire any employee of the Company or a Subsidiary who at the time an offer of employment is extended is less than twelve (12) months removed from service as an employee of the Company and any Subsidiary; or

(iii) during the Restrictive Period, directly or indirectly, on behalf of any competing business, solicit or attempt to solicit any customer of the Company or any Subsidiary, with whom Founder had material contact prior to the Closing for purposes of offering or providing products or services that are competitive with those offered by the Company or any Subsidiary.

6.2 Confidentiality.

(a) Each Seller agrees that such Seller shall not use or disclose to anyone except authorized personnel of the Company or Advisors any trade secrets or Confidential Information concerning the Company and the Subsidiaries.

(b) If a Seller is or may be obligated to disclose any such trade secret or Confidential Information pursuant to applicable law, regulation or legal process, then Seller shall provide Buyer with prompt written notice before any such disclosure sufficient to enable Buyer either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.2 or both. Provided that the process in the preceding sentence has been followed to the extent legally permissible, no Seller shall have any liability or responsibility to the Company, Buyer, or its Affiliates for disclosures which have become mandatory (based on the written advice of legal counsel) upon a Seller pursuant to applicable law, regulation or legal process. Nothing herein shall prevent Seller from using or disclosing information that is generally available to the public.

(c) For the purposes of this Agreement, “Confidential Information” means data and information relating to the business of the Company and the Subsidiaries which is or has been disclosed to the Seller or of which the Seller became aware as a consequence of or through his relationship with the Company or any Subsidiary and which has value to the Company or the Subsidiaries and is not known to third parties. Confidential Information shall not include any data or information which has been disclosed to the public (or released or made available to third parties without an obligation of confidentiality and not in violation of any obligation of confidentiality or where the obligation of confidentiality has properly expired) by the Company or Buyer, or any of their Affiliates (except where such disclosure has been made by Seller without authorization or in violation of any obligation of confidentiality or where the obligation of confidentiality has properly expired) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means. For the avoidance of doubt, Confidential Information includes secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any Intellectual Property (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this Agreement or any other relevant agreement) and any other research or business information concerning the Company or the Subsidiaries which the Company or the Subsidiaries currently treats as confidential (whether or not a trade secret under applicable law).

(d) For the purposes of this Agreement, “Advisors” means, collectively, Smith, Gambrell & Russell, LLP, Babush Neiman Kornman & Johnson, LLP and any other financial or legal advisors to the Company or one or more of Sellers who have a need to know the information described in this Section 6.2 in connection with reviewing this Agreement and the other agreements contemplated hereby and who have agreed to comply with the provisions of this Section 6.2 hereof. Notwithstanding anything contained herein to the contrary, each Seller agrees that such Seller shall be responsible for any breach of the terms of this Section 6.2 by any of such Seller’s Advisors.

6.3 Enforceability; Restrictive Period.

(a) Each Seller hereby acknowledges the broad territorial scope of the covenants contained in this Article VI, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national and international markets in which the Company and the Subsidiaries now operate and in which the products of the business conducted by them are, or will be, sold, (iii) the confidential, proprietary and trade secret information of the Company and the Subsidiaries to which such Seller had and/or may have had access, (iv) the fact that a business which competes with the Company or the Subsidiaries in the business conducted by them could greatly benefit if it were to obtain the confidential information of the Company or the Subsidiaries, (v) the sale and/or transfer of the Intellectual Property and goodwill of the Company and the Subsidiaries pursuant to this Agreement, and (vi) the fact that such Seller would have an unfair competitive advantage if such Seller were allowed to engage in the competitive activities prohibited by this Article VI in light of the confidential, proprietary and trade secret information and/or goodwill that such Seller had as of the Closing Date.

(b) In addition, each Seller acknowledges that the restrictions contained in this Article VI are reasonable and agrees that in the event of any breach thereof, the harm to Buyer, the Company and the Subsidiaries will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate. In the event that a court of competent jurisdiction determines, in an Action brought by or on behalf of Buyer, the Company or the Subsidiaries, that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction on each Seller’s competition with the Company and the Subsidiaries.

(c) Restrictive Period. For purposes of this Agreement, “Restrictive Period” shall mean a period of four (4) consecutive years from and after the Closing Date.

ARTICLE VII

ADDITIONAL COVENANTS OF THE PARTIES

7.1 Public Announcements; Confidentiality.

(a) Buyer and the Representative shall consult with each other and shall mutually agree in writing (such agreement not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and none of the Parties shall issue any such press release or make any public statement with respect to the transactions contemplated by this Agreement prior to such consultation and agreement, except as may be required by any applicable Law, any Government or the rules or regulations of any stock exchange or Government; provided, however, that each Party shall give prior notice to the other Parties of the content and timing of any such press release or other public statement required by applicable Law, any Government or the rules or regulations of any stock exchange or Government; provided further, that the foregoing restrictions shall not apply to any Party with respect to any other Party if (i) any Party is required by applicable Law, Government or the rules or regulations of any stock exchange or Government to include such information in any of its Securities and Exchange Commission filings or reports or (ii) if such Party is required to make an immediate announcement, and the non-announcing Party is unavailable for review of the announcement and remains unavailable after a good faith attempt was made for it to be contacted. Notwithstanding the foregoing, except with respect to any Party that is required by applicable Law, Government or the rules or regulations of any stock exchange or Government to include such information in any of its Securities and Exchange Commission filings or reports, any press release or public statements with respect to the transactions contemplated by this Agreement may not contain any information concerning the Purchase Price or any component thereof or any of the other terms of this Agreement.

(b) Subject to Section 7.1(a), the Parties shall keep this Agreement and the execution and terms hereof confidential; provided that each of the Parties may disclose such matters to its directors, officers, executive employees and Advisors to such extent as may be reasonable for the negotiation, execution, consummation and performance of this Agreement. The foregoing obligations of confidentiality in this Section 7.1(b) do not pertain to the disclosure of information which is available publicly or required to be disclosed in any Securities and Exchange Commission filing or report, is required to be disclosed by any court or any Party discloses, upon advice of counsel, in order to comply with applicable Law. The Parties recognize and agree that in the event of a breach by any of them of this Section 7.1(b), money damages would not be an adequate remedy to the injured party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by such injured party therefrom. Accordingly, if there should be a breach or threatened breach by any Party of the provisions of this Section 7.1, the injured Party shall be entitled to an injunction restraining the breaching Party from any breach without showing or proving actual damage sustained by the injured Party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that any Party may otherwise have under applicable Law.

7.2 Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

7.3 Taxes.

(a) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer and the Representative agree to use their commercially reasonable efforts to obtain any certificate, including a resale certificate, or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b) The Founders shall prepare or cause to be prepared, in a manner consistent with past practice, and timely file or cause to be timely filed all Income Tax Returns of the Company or the Subsidiaries for any Tax year or period ending on or prior to the Closing Date (“Pre-Closing Period”) that are due after the Closing Date, including in particular the Company’s final federal income Tax Return for the Tax year ending on the Closing Date. At least thirty (30) Business Days prior to the due date for filing, the Founders shall provide copies of such Income Tax Returns to Buyer for its review and comment. The Founders shall make such revisions as are reasonably requested by Buyer. All Taxes payable with respect to the Tax Returns prepared pursuant to this Section 7.3(b) shall be borne by the Sellers.

(c)

(i) Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns of the Company or the Subsidiaries for any Pre-Closing Period that are filed after the Closing Date. All Taxes payable with respect to the Tax Returns prepared pursuant to this Section 7.3(c)(i) shall be borne by Sellers and shall be paid to Buyer no later than seven (7) Business Days prior to the due date for filing such Tax Returns, except to the extent and in such amount as such Taxes are reflected, by way of a reserve for Taxes, in the Final Net Working Capital.

(ii) Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company and the Subsidiaries, for any taxable period beginning on or prior to the Closing Date and ending after the Closing Date(“Straddle Period”); for the avoidance of doubt, this will not include the Company’s final federal income Tax Return for the Tax year ending on the Closing Date. At least thirty (30) Business Days prior to the due date for filing, Buyer shall provide copies of any Income Tax Return prepared pursuant to this Section 7.3(c)(ii) to the Representative for its review and comment. Buyer shall make such revisions as are reasonably requested by the Representative, but only if such revisions affect the actual Tax liability of Sellers. All Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be borne by the Sellers except to the extent and in such amount as such Taxes are specifically included as liabilities in the calculation of Final Net Working Capital or paid by the Company prior to Closing and shall be paid to Buyer no later than seven (7) Business Days prior to the due date for filing such Tax Returns. For purposes of this Section 7.3(c)(ii), the Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall (x) in the case of property, ad valorem and other Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains, receipts, gross margins, employment, sales, use, or other Taxes imposed on a non-periodic basis reasonably allocable using a closing-of-the-books approach, be deemed equal to the amount that would be payable if the relevant Tax period ended as of the Closing Date pursuant to an interim closing-of-the-books. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 7.3(c) shall be made in a manner consistent with the prior practice, except for changes required by Law or fact.

(d) Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and the Representative shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.3(d). Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in Article VIII of this Agreement.

(e) The Parties agree to report the transactions contemplated by this Agreement in accordance with situation 2 of Revenue Ruling 99-6.

7.4 Representative; Actions. Sellers hereby confirm the appointment of Nicholas Romano, Doug Wetzel and Mark Hubrich, as the Representative, to be their true and lawful attorney-in-fact for all matters in connection with this Agreement and the Escrow Agreement, including the acceptance of any claim by any Buyer or any Buyer Indemnified Person, and the compromise of any disputes between Buyer or any Buyer Indemnified Person and the Sellers relating to this Agreement and the Escrow Agreement. The Representative will act on behalf of Sellers with respect to all matters requiring action by the Sellers under this Agreement and the Escrow Agreement and any decision by a majority of Nicholas Romano, Doug Wetzel and Mark Hubrich (or their respective replacements as Representatives) shall constitute the act of the Representative on behalf of the Sellers. The Representative hereby confirm their acceptance of such appointment. The Representative shall have all those powers as set forth the Representative Agreement attached hereto as Exhibit 7.4, said Representative Agreement being confirmed and ratified in all respects by the Sellers and the Representative.

(a) The Representative shall take all actions required to be taken by the Sellers or the Representative under this Agreement and may take any action contemplated by this Agreement and the Escrow Agreement. By giving notice to the Representative in the manner provided by Section 9.1, Buyer shall be deemed to have given notice to all Sellers. Any action taken by the Representative may be considered by Buyer to be the action of the Sellers for whom such action was taken for all purposes of this Agreement.

(b) In the event that Buyer gives notice to the Representative of a claim for which indemnification may be sought, the Representative shall have the authority to determine, in his or her sole judgment, whether to retain counsel (and to select that counsel) to protect the Sellers’ interests, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by Sellers pursuant to this Agreement, including whether to consent or withhold his or her consent to any settlement or compromise of a claim.

(c) The Representative shall not be liable to any Seller or the Company for any act or omission taken pursuant to or in conjunction with this Agreement or the Escrow Agreement, except for his or her own gross negligence or willful misconduct. The Sellers shall indemnify and hold the Representative, and each successor thereof, harmless from any and all liability and expenses (including counsel fees) which may arise out of any action taken or omitted by him or her as Representative in accordance with this Agreement or the Escrow Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Representative.

(d) The Representative agrees that within a commercially reasonable time after receipt of notice of a claim, he or she shall give each Seller notice of the same and shall from time to time keep the Sellers apprised as to developments with respect to such claim. Such notices shall be sent to the Sellers at their respective addresses as may be communicated to the Representative in writing by the Sellers.

7.5 Certain Waivers. Effective upon the Closing, each Seller hereby, and on behalf of its Affiliates, irrevocably waives, releases and discharges Buyer, the Company, the Subsidiaries and any of their respective Affiliates from any and all liabilities and obligations to it or him of any kind or nature whatsoever, in its or his capacity as a shareholder, partner, manager, member, creditor, officer or director of the Company or any Subsidiary or in any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by Buyer in connection herewith) or otherwise at law or equity or with respect to the failure of the Company to have maintained minute books including written resolutions of the Managers, books of account, Membership Unit record books and other corporate records, and each Seller agrees that it, he and its respective Affiliates shall not seek to recover any amounts in connection therewith or thereunder from any of Buyer, the Company, or any of their respective Affiliates; provided, that the waivers contained in this Section 7.5 shall not apply to (i) claims against Buyer asserted pursuant to this Agreement (ii) liabilities relating to the employment by the Company of any Seller, or such Seller’s Affiliates, relating to the payment or provisions of wages, salaries, bonuses, benefits, expense reimbursements and perquisites due to such employees incurred in the Ordinary Course of Business prior to Closing, or (iii) any other claims arising between the Company and any Seller for which the facts or circumstances giving rise to such claim first occur after the Closing, including without limitation arising from any post-Closing employment or consulting relationship. In furtherance of the foregoing, each Seller hereby agrees that it or he and its Affiliates shall not make any claim for indemnification against Buyer, the Company, any Subsidiary or any of their respective Affiliates by reason of the fact that such Seller or any of its Affiliates is or was a partner, shareholder, member, director, manager, officer, employee or agent of the Company or any Subsidiary or is or was serving at the request of the Company or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against such Seller or its Affiliates, and each Seller hereby acknowledges and agrees that it, he and its respective Affiliates shall not have any claim or right to contribution or indemnity from any of Buyer, the Company, or any of their respective Affiliates with respect to any amounts paid by it or him pursuant to this Agreement.

7.6 Retention Payments. Buyer shall make additional payments in the aggregate amount of up to $1,733,000, subject to the terms and conditions set forth in the definitive agreements by and between each Founder, on the one hand, and the Buyer, on the other hand, that will provide for the payment of a portion of such amount to each Founder.

7.7 Employee Service Credit. Buyer shall cause that all employees of the Company (including the Founders) who are retained as employees of the Company or any Affiliate of the Company subsequent to the Closing, will be fully credited with their years of service at the Company such that, for example, a person who has been employed by the Company for 5 years, and who becomes an employee of the Buyer or its Affiliate, would be deemed to have served the Buyer or its Affiliate for 5 years.

7.8 Phantom Unit Payments. Provided that the Aggregate Phantom Unit Payment Amount is calculated as part of the determination of the Cash Purchase Price, Buyer and Seller agree that all such Phantom Unit payments to be made to the designated persons pursuant to the Phantom Unit Consideration Schedule shall be treated for Tax purposes consistent with the Company’s prior practice as either (a) compensation if the Phantom Unitholder was an employee or (b) as “1099” payments if the Phantom Unitholder was not an employee of the Company at closing.

7.9 Insurance. For a period of 30 days following the Closing Date, Buyer shall permit the Representatives to use their reasonable efforts, at the Sellers’ expense, to seek to extend the aggregate and specific excess loss insurance policy (the “Stop-Loss Policy”) covering expenses incurred during the period from April 1, 2015 through March 31, 2016 under the Company’s self-funded group health plan (the “Self-Funded Health Plan”).

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Parties made herein shall survive the Closing and continue in effect until eighteen (18) months following the Closing Date; provided, however, (a) that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.8, 3.9(a), and 3.28, shall survive until thirty (30) days after the expiration of all applicable statutes of limitations with respect to the matters addressed therein (including any extensions or tollings thereof) and (b) the representations and warranties set forth in Sections 4.1, 4.2, 4.4 and 4.5 shall survive until thirty (30) days after the expiration of all applicable statutes of limitations with respect to the matters addressed therein (including any extensions or tollings thereof). The covenants and other agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity or the maximum period allowed under applicable Law, provided that all Tax covenants shall survive until thirty (30) days after the expiration of the applicable statute of limitations. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period for such representation and warranty shall continue with respect to such asserted claim until such claim is fully resolved. None of the foregoing limitations shall apply to any claim that arises or is delayed as a result of fraud, willful breach, intentional misrepresentation or active concealment.

8.2 Indemnification by the Sellers. The Sellers shall hold Buyer and its Affiliates (including, from and after the Closing, the Company and the Subsidiaries) and the shareholders, members, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Buyer Indemnified Persons”), harmless and indemnify each of them from and against, and the Sellers waive any claim for contribution or indemnity from any of the Buyer Indemnified Persons (including the Company) with respect to, any and all claims, losses, damages, liabilities, expenses or costs (“Losses”), plus reasonable attorneys’ fees, and expenses incurred in connection with Losses and/or enforcement of this Agreement and interest on the amount of such Losses at the Federal Funds Rate, as it appears in the Wall Street Journal, from the date that such Losses were incurred until the date of payment to the Indemnified Party, determined based upon a 360-day year (in all, “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of:

(a)

(i) any breach of any representation or warranty made by the Sellers in Article III of this Agreement;

(ii) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance by any Seller or any Representative of, any covenant or agreement; of any Seller or any Representative contained in this Agreement; provided, however, that any breach of the covenants in Section 6.2 or 7.1 committed by a

Seller who is not a Founder, shall be the several liability of that Seller and not a joint and several liability; provided, further, that the Founders shall, for the avoidance of doubt, remain jointly and severally liable for any such breaches;

(iii) Indebtedness of the Company immediately prior to the Closing, but only to the extent not taken into account in determining the Purchase Price;

(iv) the Seller Transaction Expenses;

(v) the Company’s or the Subsidiaries’ Taxes or their liability, if any for Taxes of others (for example, by reason of transferee liability) including but not limited to Sellers or any Affiliate of Seller or any former debt, equity or option holder of the Company or any Affiliate of the Company or Indemnified Losses payable with respect to Taxes claimed or assessed against the Company or the Subsidiaries (A) for any Tax period (or portion thereof) ending on or prior to the Closing Date or as a result of the transactions contemplated hereby (except to the extent and in such amount as such Taxes are reflected, by way of a reserve for Taxes, in the Final Net Working Capital), (B) for any Tax period resulting from a breach of any of the representations or warranties or the covenants contained in Sections 3.8 and 7.3 hereof, or (C) for a Tax period of the Company or the Subsidiaries ending after the Closing Date arising out of the settlement or other resolution (without the written consent of Buyer) of a proposed Tax adjustment that relates to a Taxable period or portion thereof ending on or prior to the Closing Date; provided, however, Buyer Indemnified Persons shall not be entitled to indemnity under this Section 8.1(a)(v) for the failure of a federal income Tax (or any other income Tax that follows the principles of Rev. Rul. 99-6) attribute (e.g. carry over basis) or accounting method (e.g. cash method) to carryover where such attribute or accounting method only would have been available to the Company if the Company had continued as a partnership for federal income Tax purposes and had not terminated pursuant to Rev. Rul. 99-6;

(vi) with respect to the Phantom Units, the Phantom Unit Incentive Plan or any Incentive Plan Award Agreement under which Phantom Units were awarded to any Person, subject to Buyer’s compliance with the provisions of Section 7.8 above;

(vii) the failure of the Company to have properly (i) maintained minutes of meetings of its Board of Managers, (ii) memorialized and maintained any particular written consent or decision of its Board of Managers, (iii) received the approval by the Board of Managers of the Company of any action taken by the Company and/or (iv) observed limited liability company formalities in accordance with applicable Law, in each case, which have not been fully cured by a subsequent ratification by the Board of Managers prior to the Closing Date;

(viii) (A) the assertion of any claim, including by any Government or by an employee or former employee of the Company or any Subsidiary, whether individually or as part of a collective action for events or conduct occurring on or prior to the Closing Date, (1) relating to any employment Law, (2) relating in any manner to the employment or termination of employment of any employee by the Company or the Subsidiaries or (3) relating to a failure to hire or relating to any claim of discrimination against the Company or any of its Affiliates, or (B) the assertion of a claim by a person who is or was an independent contractor, agent, sales representative, broker, consultant, distributor or supplier of the Company or the Subsidiaries prior to the Closing (1) relating to the Company’s relationship with such person or entity, including without limitation, the termination or alleged termination of any such independent contractor, agent, sales representative, broker, consultant, distributor or supplier or (2) for a failure to engage or related discrimination claim against Buyer or any of its Affiliates; and/or

(ix) the Self-Funded Health Plan (including liabilities or obligations to pay run-out claims or other expenses), to the extent that such Losses are not covered by the Stop-Loss Policy;

provided, that indemnification for any Indemnified Losses indemnified pursuant to this Section 8.2(a) shall be provided by the Founders jointly and severally and by the Sellers other than the Founders (the “Non-Founder Sellers”) severally but not jointly (in accordance with their respective Applicable Percentages) such that each Non-Founder Seller shall only be liable for his, her or its Applicable Percentage of such Indemnified Losses, subject to the limitations set forth in Section 8.6(b);

(b) with respect to each Seller and Founder, any breach of any representation or warranty made by such Seller and/or Founder in Article IV, it being agreed and acknowledged that with respect to this Section 8.2(b) the Founders are providing indemnity on a joint and several basis and each Non-Founder Seller is providing indemnity only with respect to breaches of representations and warranties made by such Seller and/or Founder in Article IV and not with respect to those of any other Seller or Founder in this Agreement.

8.3 Indemnification by Buyer. Buyer shall hold each Seller and each Seller’s heirs, legal representatives, assigns and agents (the “Seller Indemnified Persons”) harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by Buyer of any covenant or agreement of Buyer contained in this Agreement; or

(b) any breach of any representation or warranty made by Buyer in this Agreement.

8.4 Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or the Representative or a Seller seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially damaged thereby. Subject to the terms of this Agreement and the Escrow Agreement (as applicable), the Indemnifying Party shall pay, or in the case of the Sellers, shall instruct (via the Representative) the Escrow Agent to remit from the Escrow Account (by wire transfer of immediately available funds) the amount of any valid claim not more than 30 days after the Indemnified Party provides notice to the Indemnifying Party of such amount. For purposes of this Article VIII, the Representative has the full authority to act on behalf of the Seller and the Seller Indemnified Persons as either an Indemnifying Party or the Indemnified Party.

8.5 Right to Contest Claims of Third Persons.

(a) If an Indemnified Party is entitled to seek indemnification hereunder because of a claim asserted by any claimant other than an indemnified Person hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Except as otherwise provided in this Section 8.5, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to the full amount of such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within 10 days after receipt thereof shall be deemed an irrevocable election not to defend the same. Notwithstanding anything to the contrary contained in this Section 8.5, in connection with any Third Person Claim in which the Indemnified Party shall reasonably conclude that (x) there is a threat of any relief other than solely monetary damages being granted, (y) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Person Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified

Party shall have the right to assume and direct the defense of such Third Person Claim. In such an event, the Indemnifying Party need only pay the reasonable fees and disbursements of counsel of the Indemnifying Party and one counsel to all the Indemnified Parties. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim or the Indemnified Party otherwise exercises its rights contained herein to assume and direct the defense of such Third Person Claim, (a) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

(b) Notwithstanding anything to the contrary contained in this Section 8.5, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel at the expense of the Indemnifying Party, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if unsuccessful, (A) would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (B) could reasonably be expected to exceed the amount set forth in Section 8.6(b), in the judgment of the Indemnified Party, or (iv) subject to clause (iii)(B) above, that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder.

8.6 Limitations on Indemnity.

(a) The Sellers shall have no obligation to indemnify Buyer Indemnified Persons in respect of Indemnified Losses pursuant to (i) Section 8.2(a)(i) resulting from or arising out of breaches of the representations and warranties contained in Article III of this Agreement or (ii) Sections 8.2(a)(vii) or 8.2(a)(ix), unless such Indemnified Losses exceed $50,000 in the aggregate (the “Indemnification Threshold”), but then to the full extent of such Indemnified Losses (including the first $50,000 of such Indemnified Losses); provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to the extent a breach results from fraud, willful breach, intentional misrepresentation or active concealment.

(b) Indemnity Caps.

(i) Breaches of Non-Fundamental Representations and Warranties and Certain Specific Indemnities. The aggregate amount of Indemnified Losses that may be recovered by the Buyer Indemnified Persons in respect of Indemnified Losses pursuant to Section 8.2(a)(i) resulting from or arising out of breaches of the representations and warranties contained in Article III of this Agreement or Sections 8.2(a)(vii), 8.2(a)(viii) and 8.2(a)(ix) may not exceed, (A) with respect to the Sellers, collectively, an aggregate amount equal to $4,000,000 (the “Cap”) and (B) to the extent such Indemnified Losses are not recovered from the Indemnification Escrow Amount, with respect to each particular Non-Founder Seller, such Non-Founder Seller’s pro-rata portion of the Cap based upon such Non-Founder Seller’s Applicable Percentage; provided, that the Cap shall not apply to Indemnified Losses resulting from breaches of any Fundamental Representation, but rather shall be governed by clause (b)(iii) below.

(ii) Breaches of Tax Representations and Covenants. The Cap shall not apply to any breach of any representation or warranty made by the Sellers in Section 3.8 or Indemnified Losses described in Section 8.2(a)(v). The aggregate amount of Indemnified Losses that may be recovered by the Buyer Indemnified Persons in respect of Indemnified Losses resulting from or arising out of any breach of any representation or warranty made by the Sellers in Section 3.8 or pursuant to Section 8.2(a)(v) may not exceed, (A) with respect to the Sellers, collectively, an aggregate amount equal to the Purchase Price (the “Tax Matters Cap”) and (B) to the extent such Indemnified Losses are not recovered from the Indemnification Escrow Amount, with respect to each particular Non-Founder Seller, such Non-Founder Seller’s pro-rata portion of the Tax Matters Cap based upon such Non-Founder Seller’s Applicable Percentage.

(iii) Breaches of Fundamental Representations and Article IV Representations and Warranties. With respect to any Indemnified Losses arising from the breach of a Fundamental Representation or any representation or warranty made by the Sellers in Article IV, the cap with respect to each Non-Founder Seller, shall be equal to an amount equal to each such Non-Founder Seller’s pro-rata portion of the Purchase Price based upon such Non-Founder Seller’s Applicable Percentage, and there shall be no cap for the Founders with respect to the breach of a Fundamental Representation or any representation or warranty made by the Sellers in Article IV. The provisions of this Section 8.6(b)(iii) shall not apply to Section 4.6, which will be subject to the Cap.

(iv) Breaches of Covenants. With respect to any Indemnified Losses described in Section 8.2(a)(ii) for any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance by any Seller or the Representative of, any covenant or agreement of any Seller or the Representative contained in this Agreement, the cap with respect to each Non-Founder Seller, shall be equal to an amount equal to each such Non-Founder Seller’s pro-rata portion of the Purchase Price based upon such Non-Founder Seller’s Applicable Percentage, and there shall be no cap for the

Founders with respect to any such Indemnified Loss, provided that any breach of the covenants in Section 6.2 or 7.1 committed by a Non-Founding Seller shall be the several liability of that Non-Founding Seller and not a joint and several liability of any other Seller (other than the Founders).

(v) Specific Indemnities. With respect to any Indemnified Losses described in Sections 8.2(a)(iii), 8.2(a)(iv) and 8.2(a)(vi), the cap with respect to each Non-Founder Seller, shall be equal to an amount equal to each such Non-Founder Seller’s pro-rata portion of the Purchase Price based upon such Non-Founder Seller’s Applicable Percentage, and there shall be no cap for the Founders with respect to any such Indemnified Loss.

(vi) Founders Joint and Several Liability. For the avoidance of doubt, the Founders shall be jointly and severally liable for any Indemnified Losses payable to any Buyer Indemnified Party regardless of any cap or other limitation with respect to the Non-Founder Sellers.

(vii) No Caps in the Event of Fraud, Willful Breach, etc. In addition, and notwithstanding the foregoing, no cap (including the Cap and the Tax Matters Cap) shall apply to the obligations of any Party hereto to the extent a breach results from fraud, willful breach, intentional misrepresentation or active concealment by such Party.

(c) Any indemnification, reimbursement or other payments to be made by the Sellers pursuant to this Article VIII or otherwise under this Agreement shall be paid first from the Escrow Account. Any indemnification, reimbursement or other amounts exceeding, at any time, the amount of the remaining portion of the Escrow Account shall be required to be obtained by the Buyer Indemnified Persons directly from the Sellers (A) in the case of payments for Indemnified Losses indemnified pursuant to Section 8.2(a) hereof, on a joint and several basis from the Founders and/or in accordance with each Non-Founder Seller’s Applicable Percentage (but not in excess of such Non-Founder Seller’s pro-rata portion of the Purchase Price based upon such Non-Founder Seller’s Applicable Percentage), and (B) in the case of payments for Indemnified Losses indemnified pursuant to Sections 8.2(b) hereof, on a joint and several basis from the Founders and/or, on a several but not joint basis, by the Non-Founder Seller(s) who are liable for such Indemnified Losses pursuant to Sections 8.2(b) without regard to such Sellers’ Applicable Percentages thereof, but not in excess of such Non-Founder Seller’s pro-rata portion of the Purchase Price based upon such Non-Founder Seller’s Applicable Percentage.

(d) The Sellers shall not have any claim for contribution from or against the Company or any Subsidiary as a result of any indemnification or other payments made by any of the Sellers to any of the Buyer Indemnified Persons pursuant to this Agreement.

(e) No information or knowledge acquired, or investigations conducted, by Buyer or its representatives, of the Company, the Subsidiaries or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Buyer or any Buyer Indemnified Person under this Agreement.

(f) The amount of any Indemnified Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered under insurance policies maintained and fully paid for by the Company and in effect immediately prior to Closing and applicable to such Indemnified Loss, net of reasonable expenses incurred by the Indemnified Party in obtaining such recovery, including, without limitation any retention amounts, deductibles or other limitations applicable to any such insurance policies. Buyer will (and will cause the Company to) seek full recovery under the insurance policies referenced in the foregoing sentence; provided, however, that the Indemnified Party shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Indemnified Losses therefor. To the extent that any insurance payment is actually recovered by an Indemnified Party after the related indemnification payment has been made pursuant to this Agreement; the Indemnified Party will pay over to the Escrow Agent (to the extent that (a) amounts have been paid to Buyer out of the Escrow Amount and (b) the Escrow Agreement remains in effect) or to the Indemnifying Party (in any other circumstance) the amounts of such insurance payments promptly after they are actually recovered, net of reasonable expenses incurred by the Indemnified Party in obtaining such recovery, including, without limitation any retention amounts, deductibles or other limitations applicable to any such insurance policies.

(g) For all Tax purposes, all indemnification payments under this Article VIII shall be treated by the Parties as adjustments to the Purchase Price to the extent permitted by applicable law.

8.7 Right to Set-Off. Without prejudice or limitation to any other remedies available to Buyer, in the event that Buyer or any Buyer Indemnified Person is entitled to any amounts hereunder or indemnification pursuant to this Agreement, Buyer may first set-off such amount against any amounts due to the Sellers under this Agreement (the “Remaining Payments”). In the event any Buyer Indemnified Person has made a claim for indemnification hereunder and any Seller disputes its obligation to make such indemnification, Buyer may nonetheless withhold the amount of such Buyer Indemnified Person’s claimed indemnification from the Remaining Payments until such dispute is resolved and such withholding shall not be deemed a default by Buyer hereunder.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered by international overnight courier or electronic mail (with confirmation of receipt by non-automated reply e-mail from the recipient) to the Party for whom it is intended, provided that if notice is given by electronic mail, a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, bearing the address shown in this Section 9.1 for, or such other address as may be designated in writing hereafter by, such Party:

If to Buyer:

Cvent Atlanta, LLC

c/o Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, VA 22102

Attention: General Counsel

Email: legal_general@cvent.com

with a copy to:

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, MO 63102

Attention: Joel N. Lander

Email: joel.lander@bryancave.com

If directly to a Seller:

The address set forth under the name of such Seller on the signature pages attached hereto.

If to the Representative:

Nicholas Romano	Doug Wetzel	Mark Hubrich
950 West Peachtree St. Unit 2007 Atlanta, GA 30309 njr1753@gmail.com	422 Page Avenue Atlanta, GA 30307 dw3tz3l@gmail.com	2076 Hatteras Way Atlanta, GA 30318 mhubrich@yahoo.com

Buyer shall use its reasonable efforts to send notices to all three of the above individuals, but it shall be sufficient for purposes of compliance with the notice provisions of this Agreement for any two of the three to be notified so long as Smith, Gambrell & Russell, LLP is also notified as provided below.

With a copy to:

Smith, Gambrell & Russell, LLP

Promenade, Suite 3100

1230 Peachtree Street N.E.

Atlanta, GA 30309

Attention: Jonathan M. Minnen

Email: jminnen@sgrlaw.com

Facsimile: 404-685-6958

If to the Founders: to each of the Founders, together with Smith, Gambrell & Russell, LLP at their respective addresses set forth above.

9.2 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

9.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Buyer without the prior written consent of the Representative (which consent shall not be unreasonably withheld) or by the Sellers, the Representatives or the Founders without the prior written consent of Buyer (which consent shall not be unreasonably withheld); provided, however, that Buyer shall have the right to transfer and assign its rights under this Agreement to an Affiliate of Buyer or for collateral purposes.

9.4 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.5 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.6 Expenses. Except as otherwise set forth in this Agreement, Buyer shall pay the fees and expenses of its counsel, accountants, experts, other representative and all other expenses incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder. All fees and expenses of the Company, the Subsidiaries and the Sellers incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by them of their obligations hereunder (including their fees and expenses of counsel, accountants, experts and other representatives) shall be deemed to be Seller Transaction Expenses and the Sellers, and not the Company or the Subsidiaries subsequent to the Closing, shall be ultimately responsible for all such fees and expenses of the Company and the Founders; subject to the payment provisions set forth in this Agreement.

9.7 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

9.8 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

9.9 Submission to Jurisdiction; Waivers. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns shall be brought and determined exclusively in the federal or state courts in Virginia encompassing Fairfax County, Virginia, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 9.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 9.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

9.10 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

9.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

9.12 Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties hereto.

9.13 No Third Party Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties.

9.14 Acknowledgement of Company Representation. Buyer acknowledges and agrees as follows: The Company has historically been represented by the law firm of Smith, Gambrell & Russell, LLP (“SGR”) on a wide range of legal matters. SGR will not only continue this representation, but is being provided by the Company as transaction counsel for the benefit of the Company, Representatives and the Sellers. Effective at the Closing, SGR will resign as counsel for the Company and may continue to provide representation to Representative and Sellers as a group if they desire, and at their sole expense, and the attorney-client relationship between SGR and the Company will conclude. Neither Buyer nor any of its Affiliates will seek to assert any attorney-client privilege with respect to any information or communication that was on an attorney-client basis between or among SGR and the Company, Representative or any Seller occurring during SGR being provided as transaction counsel for Representative and Sellers in the transactions provided for in this Agreement in connection with any dispute with Buyer relating solely to such transactions; provided, however, that the foregoing agreement of non-assertion will not extend to any communications not involving such transactions, or to any communication with any Person other than the Company, Representative, Seller and SGR. Neither Buyer nor any of its Affiliates will seek to disqualify SGR from providing post-closing representation to the Representative and Sellers, in any dispute relating to the aforesaid transactions. For purposes of further clarification, to the extent SGR was attending to legal matters for the Company unrelated to this transaction at the Closing, a transition of such work will be made from SGR to Buyer’s designated counsel. Buyer and Founders will cooperate to facilitate such transition as soon as practicable. If requested by Buyer and approved by the Representative (both to be in writing), SGR will be permitted to attend to those matters during the transition which might lead to the Company’s position being harmed if they were not attended to, pending Buyer’s counsel assuming the representation. Such effort will be unrelated to this transaction and at the post-Closing expense of the Company.

9.15 Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full, prompt and complete payment and performance when due of all covenants, agreements, liabilities and obligations of the Buyer to the Sellers and each of the Seller Indemnified Persons arising under or in respect of this Agreement, as amended from time-to-time, whether with or without the consent of Guarantor (collectively the “Obligations”). The guaranty under this Section 9.15 is a guaranty of payment and performance and not merely of collection. If Buyer fails to perform or discharge the Obligations, or any of them, on time and in full, Guarantor agrees to perform such obligations immediately upon written notice from the Representative to Guarantor demanding payment to which Sellers or any of them would otherwise be entitled under this Agreement. Guarantor further agrees that all or part of the Obligations may be increased, extended, accelerated, substituted, amended, renewed or otherwise modified without notice to or consent from Guarantor and such actions shall not affect the liability of Guarantor under this Section 9.15. Guarantor hereby irrevocably waives any right to revoke the guaranty in this Section 9.15, and further waives any defenses to enforcement it may have (now or in the future) by reason of any change, amendment or other modification of this Agreement, including any increase in the Obligations resulting from such change, amendment or modification. r. The Sellers agree that (i) the limitations on the liabilities and obligations of the Buyer contained in this Agreement shall apply in all respects to the obligations of Guarantor under this Section 9.15, (ii) Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by Guarantor under this Section 9.15, any claim, setoff, deduction, defense or release that the Buyer could assert against the Sellers under the terms of this Agreement or in connection with the transactions contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties under seal and is effective as of the date first herein above written.

BUYER:

CVENT ATLANTA, LLC

By:	/s/ Rajeev Aggarwal
Name:	Rajeev Aggarwal
Title:	President

[Signature Page to Membership Unit Purchase Agreement]

FOUNDERS:

/s/ Nicholas Romano
NICHOLAS (NICK) ROMANO

/s/ Doug Wetzel
DOUG WETZEL

/s/ Mark Hubrich
MARK HUBRICH

REPRESENTATIVE:

/s/ Nicholas Romano
NICHOLAS (NICK) ROMANO

/s/ Doug Wetzel
DOUG WETZEL

/s/ Mark Hubrich
MARK HUBRICH

[Signature Page to Membership Unit Purchase Agreement]

Solely with respect to Section 9.15

GUARANTOR:

CVENT, INC.

By:	/s/ Rajeev Aggarwal
Name:	Rajeev Aggarwal
Title:	President and Chief Executive Officer

[Signature Page to Membership Unit Purchase Agreement]

SELLER:

/s/ Douglas Wetzel
Name:	Douglas Wetzel

/s/ Nick Romano
Name:	Nick Romano

/s/ Mark Hubrich
Name:	Mark Hubrich

/s/ Steve Hubrich
Name:	Steve Hubrich

/s/ Robert E. Dicks, MD
Name:	Robert E. Dicks, MD

/s/ Kathryn M. DeNell
Name:	Kathryn M. DeNell

/s/ Carrie Armento
Name:	Carrie Armento

/s/ Doug Hubrich
Name:	Doug Hubrich

/s/ Ann Segovia
Name:	Ann Segovia

[Signature Page to Membership Unit Purchase Agreement]

/s/ Joe Naoum
Name:	Joe Naoum

/s/ Travis Blake
Name:	Travis Blake

/s/ Charles Blake
Name:	Charles Blake

/s/ Alec Dicks
Name:	Alec Dicks

/s/ John Robinson
Name:	John Robinson

/s/ Patsy Bowles, executor
Name:	Estate of John Bowles III

/s/ Patsy Bowles
Name:	Patsy Bowles

/s/ William Wetzel
Name:	William Wetzel

/s/ Florence Rust Wetzel
Name:	Florence Rust Wetzel

/s/ Lisa Mier-Morris
Name:	Lisa Meir-Morris

/s/ Blake Mier
Name:	Blake Mier

[Signature Page to Membership Unit Purchase Agreement]

/s/ David J. Beck
Name:	David J. Beck

/s/ Hollis Rust Wood
Name:	Hollis Rust Wood

/s/ Elizabeth Samuelson
Name:	Elizabeth Samuelson

/s/ David Samuelson
Name:	David Samuelson

/s/ Leon Hubrich
Name:	Leon Hubrich

/s/ Judith Hubrich
Name:	Judith Hubrich

[Signature Page to Membership Unit Purchase Agreement]

Exhibit 2.4(b)

Forms of Offer Letters and

Confidential Information, Invention Assignment,

Proprietary Information and Non-Competition Agreements

(See attached)

Exhibit 2.4(j)

Form of Transaction Expenses Certificate

(See attached)

Exhibit 2.7

Form of Escrow Agreement

(See attached)

Exhibit 3.12(i)

Baseline Form of Contract Indemnity Language

(See attached)

Exhibit 7.4

Representative Agreement

(See attached)